EXHIBIT 99

PROXY CIRCULAR AND STATEMENT
DATED FEBRUARY 20, 2004

Notice of Annual
and Special Meeting
of Shareholders

April 21, 2004

Proxy Circular
and Statement

INCO LIMITED
To be held at 10:00 a.m.
Wednesday, April 21, 2004
Design Exchange
Trading Floor
234 Bay Street
Toronto, Ontario

March 19, 2004

Dear Shareholder:

      The Company’s Annual and Special Meeting of Shareholders will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto, Ontario on Wednesday, April 21, 2004 at 10:00 a.m. (Toronto time). The formal Notice of Meeting and Proxy Circular and Statement, which are contained in the following pages, outline the actions to be taken by Shareholders at the Meeting. We have included a Table of Contents to assist Shareholders in locating specific items or sections included in this document.

      We sincerely hope that you will be able to attend the Meeting. However, if you are not planning to be present, you may vote your Common Shares in any one of the following three ways: (1) by completing, signing and returning the accompanying form of proxy or written voting instruction form in the enclosed postage-paid envelope; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement. Regardless of the number of Common Shares you may own, your vote is important.

      Thank you for your continued interest in our Company.

Yours sincerely,

Scott M. Hand Chairman and Chief Executive Officer

INCO LIMITED, 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7

NOTICE OF MEETING

       NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of Shareholders of INCO LIMITED (the “Company”) will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto, Ontario on Wednesday, April 21, 2004 at the hour of ten o’clock in the morning for the purposes of:

(1)	receiving the Company’s financial statements for the year ended December 31, 2003 and the Auditors’ report thereon;

(2)	considering, and if thought fit, approving a resolution confirming an amendment to the Company’s by-laws to declassify the Company’s Board of Directors and provide for the annual election of all of the Company’s Directors (the “By-Law Confirmation Resolution”);

(3)	electing all of the Company’s Directors for a one-year term expiring in 2005 (or, if the By-Law Confirmation Resolution is not approved, electing four of the Company’s Directors for a two-year term expiring in 2006);

(4)	appointing Auditors of the Company; and

(5)	transacting such other business as may properly be brought before the Meeting.

      If you are not planning to be present in person, you may vote your Common Shares in any one of the following three ways: (1) by completing, signing and returning the accompanying form of proxy or written voting instruction form in the enclosed postage-paid envelope; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement.

By Order of the Board of Directors

Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary

Dated: March 19, 2004

[THIS PAGE INTENTIONALLY LEFT BLANK]

February 20, 2004

PROXY CIRCULAR AND STATEMENT

       This Proxy Circular and Statement is furnished by the Board of Directors of INCO LIMITED (“Inco” or the “Company”) in connection with the solicitation of proxies to be used at the Annual and Special Meeting of Shareholders of the Company (the “Meeting”) to be held on Wednesday, April 21, 2004 beginning at 10:00 a.m. local time at the Design Exchange, Trading Floor, 234 Bay Street, Toronto, Ontario and at any and all adjournments thereof. This Proxy Circular and Statement and a form of proxy will be mailed to Shareholders of record up to and including March 16, 2004 (the “Record Date”), commencing on or about March 19, 2004. Shareholders who are unable to be present at the Meeting may vote through the use of proxies or by the other methods for voting described under “Voting Instructions” below.

      The Company has its executive offices at 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7. All dollar amounts in this Proxy Circular and Statement are stated in U.S. dollars unless otherwise indicated. Information contained in or otherwise accessed through the Company’s website, or any other website referred to in this Proxy Circular and Statement, does not form part of this Proxy Circular and Statement and any website addresses contained herein are inactive textual references only.

      As of February 20, 2004, 187,295,012 Common Shares were issued and outstanding. This number does not include fractional share interests (aggregating 5,096 Common Shares) which cannot be voted. Each of the Common Shares carries one vote. The Common Shares are the only securities of the Company which will have voting rights at the Meeting.

PART I — VOTING INSTRUCTIONS

      Shareholders who hold their Common Shares directly (“Registered Shareholders”) as of the close of business on the Record Date will find a form of proxy accompanying this Proxy Circular and Statement. Common Shares may also be registered in the name of an intermediary such as a bank, trust company, securities dealer or broker or a trustee or administrator of a retirement, savings or similar plan (an “Intermediary”) or in the name of a clearing agency in which such Intermediary is a participant. The Company has provided such Intermediaries with additional copies of this Proxy Circular and Statement so that such Intermediaries may distribute this Proxy Circular and Statement to the beneficial owners of Common Shares (the “Beneficial Shareholders”) for whom such Intermediaries act and who have not waived their right to receive such materials. Beneficial Shareholders may be forwarded either a form of proxy already signed by the relevant Intermediary or a voting instruction form to allow them to direct the voting of Common Shares that they beneficially own.

      Registered Shareholders and Beneficial Shareholders may provide their voting instructions in one of the following three ways: (1) by returning by mail the form of proxy or the voting instruction form accompanying this Proxy Circular and Statement; (2) by using the telephone voting procedures outlined below; or (3) by using the Internet voting procedures outlined below. Shareholders wishing to appoint a person as a proxy other than the management nominees named on the proxy form will not be able to do so using the telephone or Internet voting procedures outlined below.

      Voting By Mail. Completed, signed and dated forms of proxy or voting instruction forms may be returned in the postage-paid envelopes accompanying the Proxy Circular and Statement. Shareholders who mail their proxies must ensure that their proxies are received by the Company no later than 24 hours prior to the time fixed for holding the Meeting (or any adjournment thereof) (that is, by 10:00 a.m. Toronto time on April 20, 2004).

      Telephone Voting. A Registered Shareholder may vote by telephone using a touch-tone telephone within North America by dialing the following toll-free number: 1-866-271-1207. Beneficial Shareholders should follow the instructions for telephone voting conveyed to them by their Intermediaries. The Shareholder will be asked to provide the Shareholder’s 12- or 13-digit Control Number (located in the bottom left corner of the Shareholder’s form of proxy) in order to verify the Shareholder’s identity. See “Control Numbers” below for further details. Voting instructions are then conveyed using touch-tone selections over the telephone. Shareholders may vote by telephone up to 24 hours prior to the time fixed for holding the Meeting (or any adjournment thereof) (that is, by 10:00 a.m. Toronto time on April 20, 2004).

      Internet Voting. A Registered Shareholder may vote by Internet by accessing the following website: www.eproxyvoting.com/ incovote. Beneficial Shareholders should follow the instructions for Internet voting conveyed to them by their Intermediaries. The Shareholder will be asked to provide the Shareholder’s 12- or 13-digit Control Number (located in the bottom left corner of the Shareholder’s form of proxy) in order to verify the Shareholder’s identity. See “Control Numbers” below for further details. Voting instructions are then conveyed using click-through selections over the Internet. Shareholders may vote by Internet up to 24 hours prior to the time fixed for holding the Meeting (or any adjournment thereof) (that is, by 10:00 a.m. Toronto time on April 20, 2004).

      Control Numbers. In order to vote by telephone or the Internet, as noted above, Shareholders will be required to enter a 12- or 13-digit Control Number. Registered Shareholders will be provided with a 13-digit Control Number located in the bottom left corner of their form of proxy. Beneficial Shareholders will be provided with a 12-digit Control Number located on their voting instruction form. Shareholders who own Common Shares both as a Registered Shareholder and as a Beneficial Shareholder will need to vote separately as a Registered Shareholder and as a Beneficial Shareholder, using each of the applicable Control Numbers.

      Revocation of Proxies. Pursuant to subsection 148(4) of the Canada Business Corporations Act (“CBCA”), the corporate law under which the Company is organized, a Registered Shareholder may revoke a proxy by depositing an instrument in writing executed by the Registered Shareholder or his or her attorney authorized in writing. If the instrument of revocation is deposited with the chairman of the Meeting on the date of the Meeting or any adjournment thereof, the instrument will not be effective with respect to any matter on which a vote may already have been cast pursuant to the proxy. Voting instructions conveyed by mail or in person by a later-dated instrument in writing or conveyed by telephone or the Internet will revoke any prior voting instructions. Shareholders will not be able to vote by telephone or the Internet (and thereby revoke any prior voting instructions) less than 24 hours prior to the time fixed for the holding of the Meeting (or any adjournment thereof) (i.e., at any time after 10:00 a.m. Toronto time on April 20, 2004). A Beneficial Shareholder who wishes to revoke previously given voting instructions within 24 hours prior to the time fixed for the holding of the Meeting (or any adjournment thereof) must contact his or her Intermediary to determine whether special arrangements may be made for the Registered Shareholder who holds the Beneficial Shareholder’s Common Shares as nominee to provide an instrument in writing revoking the previously given proxy or voting instructions. Unless otherwise specified in such forms, proxy and voting instruction forms which are undated are deemed to bear the date upon which they were sent to the Shareholder. Accordingly, if revoking a previously given proxy or voting instruction form by mail, the new proxy or voting instruction form should be dated in order to be effective.

      Voting Instructions. Proxies properly executed and returned, and not revoked, will be voted at the Meeting. If voting instructions are given, the proxies will be voted in accordance with those instructions.

      If no voting instructions are given but the proxies are properly executed and returned, and are not revoked, the proxies will be voted: (1) “FOR” the By-law Confirmation Resolution; (2) “FOR” the election of Directors; and (3) “FOR” the appointment of Auditors.

      The enclosed form or forms of proxy confer discretionary authority upon the persons named in the proxy with respect to voting on amendments to, or variations of, matters identified in the Notice of Meeting and on other matters that may properly come before the Meeting or any adjournment thereof. At the time of the printing of this Proxy Circular and Statement, the Company knows of no such amendment, variation, or other matter expected to come before the Meeting. If any other matters should properly come before the Meeting, the persons named in the enclosed form or forms of proxy will vote on them in accordance with their best judgment.

      In the case of the vote regarding the By-Law Confirmation Resolution, proxies may be marked as “FOR” or “AGAINST”. In the case of the votes for the election of Directors and the appointment of Auditors, proxies may be marked as “FOR” or “WITHHOLD”. Proxies marked as “WITHHOLD” will be treated as present for purposes of determining a quorum but will be counted as having been withheld from voting. The resolutions regarding the election of Directors and the appointment of Auditors require a majority of the votes cast by all Shareholders at the Meeting in order to pass. As a result, proxies marked as “WITHHOLD” will have no effect on the outcome of the vote on these resolutions.

      Proxies returned by Intermediaries as “non-votes” on behalf of Common Shares held in street name, because the Beneficial Shareholder has not provided voting instructions or, under applicable stock exchange or other rules, the Intermediary does not have the discretion to vote such Common Shares as to one or more matters on the agenda for the Meeting, will be treated as present for purposes of determining a quorum but will not be counted as having been voted in respect of any such matter. As a result, such proxies will have no effect on the outcome of the vote.

      It is the policy of the Company that all proxies which identify Shareholders be kept confidential. Proxies are tabulated by the Company’s transfer agent and are not seen by, or reported to, the Directors or management of the Company, except in cases in which Shareholders write comments on their proxies or in limited other circumstances, such as a proxy contest or where necessary to enable management or the Board of Directors to discharge their legal duties to the Company.

      The form of proxy will include any whole Common Shares which are held by the Company on a Shareholder’s behalf under the Company’s Share Purchase Plan, Optional Stock Dividend Program (which is currently suspended) or former Employee Share Award Plan (which was terminated as of the end of 1998).

PART II — BUSINESS OF THE MEETING

1.   FINANCIAL STATEMENTS

      The Company’s financial statements for the year ended December 31, 2003 and the Auditors’ report thereon are included in the Company’s 2003 Annual Report, which has been mailed to Shareholders together with this Proxy Circular and Statement. The financial statements will be placed before the Shareholders at the Meeting.

2.   APPROVAL OF THE BY-LAW CONFIRMATION RESOLUTION

      Shareholders are being asked to approve a resolution confirming an amendment to the Company’s By-Law No. 1 (the “By-Law”) to eliminate the Company’s classified board structure and require all of the Company’s Directors to be elected each year.

      Section 3.01 of the By-Law provided, prior to the amendment described below, that the Board would be divided into two classes of Directors, with each class being elected for a two-year term, at alternate annual meetings of the Shareholders. The number of Directors in each class would be determined by the Board from time to time, provided that the number of Directors in one class could not exceed the number of Directors in the other class by more than four. A standing resolution of the Board (the “Standing Resolution”) provided, prior to the amendment described below, that the Company would have twelve Directors, divided into two classes of six Directors each.

      On February 3, 2004, the Directors amended the By-Law and the Standing Resolution to declassify the Company’s Board of Directors and provide for the annual election of all of the Company’s Directors. The Board made these changes in order to provide greater accountability to the Shareholders and to further strengthen the Company’s corporate governance practices. As a result of these changes and the retirement from the Board of Judith A. Erola and Richard M. Thomson in accordance with the Company’s retirement policy for non-employee Directors, the Directors also amended the Standing Resolution to change the size of the Board from twelve Directors to ten Directors, effective immediately prior to the Meeting.

      Classified or staggered boards have a long history in corporate law. Proponents of classified or staggered boards believe that such boards help maintain continuity of experience and skill and, as a result, may assist a company’s long-term strategic planning. Additionally, supporters believe that classified or staggered boards may assist the directors in defending a company against a take-over bid that the board believes is not in the company’s best interests. Because a bidder is unable to replace the entire board in a single election, a classified or staggered board may encourage a person seeking control of the company to initiate discussions with the board, where the board may be in a position to negotiate a higher price or more favourable terms as a result of having a classified or staggered board.

      Opponents of classified or staggered boards believe that they limit the ability of shareholders to exercise influence over a company’s strategic direction and hold management accountable for company performance. In addition, the existence of a classified or staggered board may deter some take-over bids or purchases of substantial blocks of shares that might give shareholders the opportunity to sell their shares at an attractive price. A number of leading companies have recently eliminated their classified or staggered boards in response to these criticisms.

      As part of its ongoing review of the Company’s corporate governance policies, the Board considered carefully the advantages and disadvantages of maintaining a classified board structure. On balance, the Board concluded that it would be in the best interests of the Shareholders to elect all of the Directors on an annual basis. This change maximizes accountability to the Shareholders, by allowing the Shareholders to review and express their opinions on the performance of all of the Directors every year. The Board believes that it can continue to achieve the desired continuity of experience and skill on the Board through the Board’s succession process.

      If the By-Law Confirmation Resolution is approved by the Shareholders, then each of the ten persons who have been nominated for election as Directors at the Meeting will stand for election for a one-year term. If the By-Law Confirmation is not approved by the Shareholders, then Section 3.01 of the By-Law will revert to its previous terms and the Standing Resolution will provide that the Company will have ten Directors, divided into one class of four Directors and a second class of six Directors. In this event, the class of four Director nominees consisting of Ronald C. Cambre, Scott M. Hand, Chaviva M. Hosek and David P. O’Brien would stand for election at the Meeting for a two-year term expiring in April 2006, and the class of six Directors consisting of Glen A. Barton, Angus A. Bruneau, Peter C. Jones, John T. Mayberry, Roger Phillips and James M. Stanford would continue to serve their two-year term, which would expire at the next annual meeting of the Shareholders in April 2005.

      The text of the By-Law Confirmation Resolution is set forth below:

      BE IT RESOLVED THAT:

The Shareholders hereby confirm the amendment of the Company’s By-Law No. 1 to delete the second sentence of Section 3.01 thereof and replace it with the following:

“The term of each Director shall expire at the 2004 annual meeting of shareholders. At that annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each Director shall be elected for a one-year term.”

      To become effective, the By-Law Confirmation Resolution must be approved by Shareholders representing in the aggregate not less than a majority of the votes cast by all of the Shareholders at the Meeting. Unless the Shareholders signing the accompanying form of proxy specify otherwise, the persons named in the form of proxy intend to vote in favour of the By-Law Confirmation Resolution.

      The Board of Directors recommends that Shareholders vote in favour of the By-Law Confirmation Resolution.

3.   ELECTION OF DIRECTORS

      If the By-Law Confirmation Resolution is approved, then ten Directors will be elected at the Meeting, each to hold office for a one-year term expiring at the Company’s Annual Meeting in 2005. Unless the Shareholder signing the enclosed form of proxy specifies that the proxy be withheld from voting on the election of all Directors, or except to the extent that such Shareholder specifies that authority to vote for any individual nominee be withheld, the persons named in the form of proxy intend to vote the proxy for the election of the following ten persons, each of whom is currently a Director of the Company: Glen A. Barton, Angus A. Bruneau, Ronald C. Cambre, Scott M. Hand, Chaviva M. Hosek, Peter C. Jones, John T. Mayberry, David P. O’Brien, Roger Phillips and James M. Stanford. Each of these nominees has been recommended by the Corporate Governance and Nominating Committee and the Board of Directors for election by the Shareholders.

      If the By-Law Confirmation Resolution is not approved, then four Directors will be elected at the Meeting, each to hold office for a two-year term expiring at the Company’s Annual Meeting in 2006. Unless the Shareholder signing the enclosed form of proxy specifies that the proxy be withheld from voting on the election of all Directors, or except to the extent that such Shareholder specifies that authority to vote for any individual nominee be withheld, the persons named in the form of proxy intend to vote the proxy for the election of the following four persons, each of whom is currently a Director of the Company: Ronald C. Cambre, Scott M. Hand, Chaviva M. Hosek and David P. O’Brien. Each of these nominees has been recommended by the Corporate Governance and Nominating Committee and the Board of Directors for election by the Shareholders. If the By-Law Confirmation is not approved, then the class of Directors consisting of Glen A. Barton, Angus A. Bruneau, Peter C. Jones, John T. Mayberry, Roger Phillips and James M. Stanford will continue to serve their two-year term expiring at the next annual meeting of the Shareholders in April 2005.

      The Board of Directors is not aware of any circumstances that would cause any nominee to be unable to serve as a Director. In the event that any nominee should be unable at any time to serve as a Director, each of the persons named in the accompanying form of proxy reserves the right to vote for another person of his or her choice in such nominee’s place, unless the Shareholder signing the form of proxy has specified that the proxy be withheld from voting on the election of all Directors.

Nominees for Election

      Biographical information regarding each of the nominees for election to the Board is set forth below. Additional information regarding the security holdings of the Directors and Officers of the Company is set forth on page 32.

Glen A. Barton Director since 1994
Peoria, Illinois Common Shares: 20,706*

Mr. Barton, 63, served as Chairman and Chief Executive Officer of Caterpillar Inc., a leading heavy equipment and diesel engine manufacturer based in Peoria, Illinois, from February 1999 until his retirement at the end of January 2003. Mr. Barton was Group President and head of the machinery divisions of Caterpillar from 1990 to 1999 and Vice-Chairman from 1998 until February 1999. Mr. Barton is also a Director of Newmont Mining Corporation and serves on the Dean’s Engineering Advisory Council of the University of Missouri-Columbia. He is also a Global Advisor to The Conference Board in the United States, a trustee of the Malcolm Baldridge National Quality Award Foundation and a member of The Business Council, The Business Roundtable and the Illinois Business Roundtable.

Angus A. Bruneau, O.C. Director since 1998
St. John’s, Newfoundland Common Shares: 10,443*

Dr. Bruneau, 68, is Chairman of Fortis Inc., a leading Newfoundland-based company with businesses in the electric utilities and real estate sectors, a position he has held since October 1987. From October 1987 to April 1996, Dr. Bruneau was Chairman and Chief Executive Officer of Fortis Inc. He is also a Director of Fortis Properties, Petro-Canada, SNC-Lavalin Group Inc., the Canada Institute for Child Health and the Foundation for Sustainable Development Technology Canada. He also serves as a trustee of the Nature Conservancy of Canada and is a member of the Canada Foundation for Innovation.

Ronald C. Cambre Director since 2002
Denver, Colorado Common Shares: 5,123*

Mr. Cambre, 65, is the retired Chairman and Chief Executive Officer of Newmont Mining Corporation, a leading international producer and marketer of gold and certain other products. Mr. Cambre served as Chairman of Newmont Mining Corporation from January 1995 until December 2001, as Chief Executive Officer from November 1993 until December 2000 and as President from June 1994 until July 1999. Prior to that, he served as Vice-President and Senior Technical Advisor to the Office of the Chairman, Freeport-McMoRan Copper & Gold Inc. (formerly Freeport-McMoRan Inc.). He is currently a Director of Cleveland Cliffs Inc., McDermott International Inc. and W.R. Grace & Co.

Scott M. Hand Director since 1991
Toronto, Ontario Common Shares: 146,826

Mr. Hand, 61, is Chairman and Chief Executive Officer of the Company, a position he has held since April 2002. From April 2001 until April 2002 he served as Deputy Chairman and Chief Executive Officer of the Company. Prior to April 2001, Mr. Hand was President of the Company from April 1992 and was Executive Vice-President, General Counsel and Secretary from April 1991 to April 1992 and Vice-President, General Counsel and Secretary from 1984 to 1991. Mr. Hand is also a Director of Independence Community Bank Corp.

Chaviva M. Hosek Director since 2002
Toronto, Ontario Common Shares: 5,068*

Dr. Hosek, 57, is President and Chief Executive Officer of the Canadian Institute for Advanced Research, a leading not-for-profit organization that brings together Canada’s top thinkers in areas of basic research with distinguished colleagues around the world. She has held this position since January 2001. From 1993 until December 2000, Dr. Hosek served as Director of Policy and Research for the Prime Minister of Canada. Over the 1985-1993 period, she held positions in government and private industry, including serving as Minister of Housing for the Province of Ontario and a partner in Gordon Capital Corporation, a major Canadian investment banking firm. Dr. Hosek has also served as President of the National Action Committee on the Status of Women in Canada and has held senior governance positions at the University of Toronto and the University of British Columbia. In 2002, she received an honorary Doctor of Laws degree (LL.D.) from the University of Waterloo. Dr. Hosek is a Director of Maple Leaf Foods, Inc., The Trudeau Foundation, and The Leading Edge Endowment Fund.

Peter C. Jones Director since 2003
Toronto, Ontario Common Shares: 18,882

Mr. Jones, 56, is President and Chief Operating Officer of the Company, a position he has held since April 2001. Mr. Jones joined the Company in January 1997. He served as Executive Vice-President, Operations, from April 1998 to April 2001 and as Executive Vice-President, Technology and Project Development from January 1997 to April 1998. Before joining the Company, Mr. Jones held a number of senior positions in the mining industry in North America and overseas, including serving as President and Chief Executive Officer of Hudson’s Bay Mining and Smelting Limited.

John T. Mayberry Director since 2003
Burlington, Ontario Common Shares: 4,564*

Mr. Mayberry, 58, served as Chair of the Board and Chief Executive Officer of Dofasco Inc., a producer of primary steel and finished steel products, from May 2002 until his retirement in May 2003. He served as President and Chief Executive Officer of Dofasco from January 1993 to May 2002. He is also a Director of The Bank of Nova Scotia, Decoma International Inc., CFM Inc. and MDS Inc. Mr. Mayberry serves as Past Chairman and a Director of the American Iron and Steel Institute and is currently Chairman and a Director of the International Iron and Steel Institute.

David P. O’Brien Director since 1996
Calgary, Alberta Common Shares: 12,729*

Mr. O’Brien, 62, serves as Chairman of EnCana Corporation, one of the world’s leading independent oil and gas companies and as Chairman of the Royal Bank of Canada, Canada’s largest financial institution. Mr. O’Brien served as Chairman and Chief Executive Officer of Canadian Pacific Limited from May 1996 to October 2001. He also served as Chairman of PanCanadian Energy Corporation from 1992 until its merger with Alberta Energy Company Ltd. to form EnCana Corporation in April 2002. Mr. O’Brien is also a Director of Fairmont Hotels & Resorts Inc., TransCanada PipeLines Limited, Molson Inc. and the C.D. Howe Institute.

Roger Phillips, O.C. Director since 2003
Regina, Saskatchewan Common Shares: 9,108*

Mr. Phillips, 64, served as President and Chief Executive Officer of IPSCO Inc., a leading steel producer and fabricator, from February 1982 until his retirement in January 2002. Mr. Phillips remains an Honourary Director of IPSCO Inc. He is a Director of The Toronto-Dominion Bank, Canadian Pacific Railway Limited, Fording Inc., Imperial Oil Limited, Cleveland Cliffs Inc., the C.D. Howe Institute and the Fraser Institute.

James M. Stanford Director since 1998
Calgary, Alberta Common Shares: 11,738*

Mr. Stanford, 66, is President of Stanford Resource Management Inc. Mr. Stanford served as President and Chief Executive Officer of Petro-Canada, one of Canada’s largest oil and gas companies, from 1993 until his retirement in January 2000, and as non-executive Chairman of Petro-Canada from January to May 2000. Mr. Stanford is also a Director of EnCana Corporation, Terasen Inc., Iogen Corporation, OPTI Canada Inc., OMERS Resources and Nova Chemicals Corporation. He also serves as Chair of the Canada Foundation for Sustainable Development Technology and serves on the Board of the Mount Royal College Foundation, the Council for Business and the Arts in Canada as well as with a variety of other industry and community organizations.

*	Includes whole Deferred Share Units credited to the account of such Director nominee pursuant to the Company’s 2002 Non-Employee Director Share Ownership Plan, described under “Director Compensation” on page 20.

4.   APPOINTMENT OF AUDITORS

      PricewaterhouseCoopers LLP and its predecessors have served as Auditors of the Company since it was incorporated in 1916.

      The persons named in the accompanying form or forms of proxy intend to vote such proxy or proxies in favour of the appointment of PricewaterhouseCoopers LLP as Auditors of the Company for the term expiring at the Annual Meeting in 2005 at a remuneration to be approved by the Audit Committee of the Board of Directors, unless the Shareholder signing such form or forms of proxy specifies otherwise. At its February 3, 2004 meeting, the Audit Committee recommended the appointment of PricewaterhouseCoopers LLP as Auditors of the Company for the term expiring at the Annual Meeting in 2005.

      It is intended that PricewaterhouseCoopers LLP will for 2004 conduct an audit of the scope customarily made by it on behalf of the Company, as indicated in the Auditors’ Report to the Shareholders dated February 3, 2004 set forth on page 75 of the 2003 Annual Report to Shareholders of the Company, as well as an attestation on management’s assessment of the effectiveness of internal control over financial reporting, as required under Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

      Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will have the opportunity to make a statement if they desire to do so and will respond to any appropriate questions.

Auditors’ Fees

      The following table sets for the various services provided by PricewaterhouseCoopers LLP and its affiliates to the Company during each of the Company’s last two fiscal years, together with the fees billed for such services:

	Fees Billed During the Year	Fees Billed During the Year
Services	Ended December 31, 2003	Ended December 31, 2002

Audit services	$1,872,000	$1,687,000
Audit-related services	198,000	213,000
Tax services	464,000	1,522,000
Other services	72,000	13,000

Total	$2,606,000	$3,435,000

      The audit services related to professional services rendered for audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements. The audit-related services relate principally to accounting-related advice, audits in accordance with agreements with certain of the Company’s customers, audits of certain of the Company’s pension plans and environmental audits. The tax services related to services for tax compliance, tax planning and tax advice. The other services related to access to computer software, research tools and subscriptions, company liquidation advisory services and translation services.

      The Audit Committee’s policy is to specifically pre-approve audit and non-audit services provided to the Company by the independent auditors. Of the services and fees described, approximately $48,000 related to tax services (being approximately 10% of the total tax services provided by PricewaterhouseCoopers LLP and its affiliates to the Company in 2003) which were subject to, and covered by, the de minimis exemption for pre-approval under applicable regulations and the Audit Committee’s policies. The Audit Committee considered whether the provision of the non-audit services described above would be consistent with maintaining the Auditors’ independence and determined that such services were fully consistent with the maintenance of the Auditors’ independence.

5.	OTHER BUSINESS

      The Board of Directors is not aware that any matters are to be presented for action at the Meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form or forms of proxy to vote on such matters in accordance with their judgment. The accompanying form or forms of proxy will also confer discretionary authority upon the persons named therein with respect to any amendments to the matters set forth in the Notice of Meeting.

PART III — CORPORATE GOVERNANCE

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

      The Company’s Board of Directors believes that the purpose of corporate governance is to ensure that the Company maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and management believe promote this purpose, are sound and represent best practices. The Board continually reviews these governance practices, applicable laws and regulations, the rules and listing standards of the New York Stock Exchange and the Toronto Stock Exchange, and best practices suggested by recognized corporate governance bodies and authorities.

      Currently, the Company’s Board of Directors has twelve members. The Board has reviewed its guidelines on corporate governance and applicable securities laws and stock exchange listing standards regarding director independence and, based upon its review and its business judgment, has determined that ten of twelve Directors (1) meet those guidelines and (2) are “independent” as required by applicable securities laws and stock exchange listing standards, including the listing standards of the New York Stock Exchange. Each of the members of the five standing committees of the Board also meets those guidelines and is an “independent” Director for purposes of applicable requirements and the relevant charters of such committees. A copy of the Board’s guidelines on corporate governance may be viewed on the Company’s website at www.inco.com.

Attendance Record

      Directors are expected to attend all meetings, absent unusual circumstances. During 2003, the Board held 19 meetings and each of the Directors attended over 82% of the meetings of the Board and of the Committees of the Board on which such Director served. At the 2003 Annual Meeting of Shareholders, ten of the twelve then current Directors were present.

Board Committees

      The Board of Directors currently has five standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Management Resources and Compensation Committee, the Pension Committee and the Environment, Health and Safety Committee. The Board may also form special committees as required to review particular transactions or matters. The composition, mandate and focus of each of the five standing committees of the Board of Directors are discussed below.

Audit Committee

      The Audit Committee is composed of at least four Directors, each of whom must satisfy the Board’s guidelines on corporate governance and applicable securities laws and stock exchange listing standards with respect to independence. Members of the Audit Committee must also satisfy the Board’s guidelines and applicable securities laws and stock exchange rules regarding financial knowledge, literacy and expertise. The Board has adopted a written charter for the Audit Committee, which was most recently revised in February 2004. A copy of this charter is attached to this Proxy Circular and Statement as Exhibit A and may also be viewed on the Company’s website at www.inco.com. The charter provides the Audit Committee with the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by them, and the review and evaluation of such auditors’ independence. Pursuant to its charter, the Audit Committee meets with the Company’s financial management personnel, its internal auditors and its independent auditors at least four times a year to review and assist the Board of Directors in its oversight responsibilities relating to, among other matters: (1) accounting and financial reporting principles, policies, practices and procedures of the Company; (2) the adequacy of the Company’s systems of internal accounting control and the effectiveness of the Company’s internal control over financing reporting; (3) the quality and integrity of the Company’s financial statements; and (4) the independent auditors’ qualifications, performance and independence. Given that the Audit Committee’s function is one of oversight and that its members are not accountants or auditors, the members of the Committee rely on the integrity of management, the internal audit staff and the independent auditors from whom they receive information, the accuracy of the information provided to them by such persons and organizations and on representations made by management in carrying out their responsibilities. In connection with the discharge of its duties and responsibilities, the Committee reviews, among other areas, the Company’s financial reporting practices and procedures, the Company’s quarterly and annual financial statements prior to their release and filing with regulatory agencies, actual and prospective changes in critical or significant accounting policies and their effect, the planned scope of examinations by both the independent auditors and internal audit staff and their findings and recommendations. The Audit Committee’s annual report is found on page 18. The Audit Committee held five meetings in 2003 and has the following members: J.M. Stanford, Chair, G.A. Barton, R.C. Cambre and J.A. Erola.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee is composed of at least three Directors, each of whom must satisfy the Board’s guidelines on corporate governance and applicable securities laws and stock exchange listing standards with respect to independence. The Lead Director serves as the Chair of the Committee. The Board has adopted a written charter for the Committee, which was revised in February 2004. A copy of this charter may be viewed on the Company’s website at www.inco.com. Pursuant to its charter, the Committee is responsible for, among other things, the following: (1) making recommendations with respect to the size of the Board and its standing committees; (2) identifying and making recommendations to the Board regarding individuals to be nominated for election or appointment to the Board or any of its standing committees; (3) evaluating the performance of the Board as a whole and the performance and contribution of individual Directors and making recommendations to the Board with respect to Director compensation; (4) overseeing Board and Board Committee tenure policies and policies covering the resignation of incumbent Directors; (5) evaluating at least on an annual basis the performance of the Chairman and Chief Executive Officer; (6) reviewing and making recommendations to the Board with respect to developments in corporate governance practices (including best practices), legislation and initiatives affecting the Company; and (7) reviewing the independence of the Directors and considering questions of possible conflicts of interest. The Corporate Governance and Nominating Committee held seven meetings in 2003 and has the following members: G.A. Barton, Chair, A.A. Bruneau, J.T. Mayberry and D.P. O’Brien. Nominees for election as Directors at the Meeting, as well as members of each Committee of the Board of Directors, were approved by the Committee at its meeting in early February 2004.

      In identifying or recommending candidates for election or appointment to the Board, the Committee is required to take into consideration the criteria set forth in the Board’s guidelines on corporate governance and such other factors as it deems appropriate, including the judgment, skill, integrity, independence, diversity and business experience of the candidates. The Committee will consider any candidates recommended by the Shareholders in accordance with the same criteria as any other proposed candidate. Shareholders who wish to have persons considered by the Committee for nomination to the Board of Directors at the 2005 Annual Meeting should submit their requests in writing, including biographical data regarding such persons, to the Secretary of the Company for referral to the Committee not later than December 19, 2004.

Management Resources and Compensation Committee

      The Management Resources and Compensation Committee is composed of at least three Directors, each of whom must satisfy the Board’s guidelines on corporate governance and applicable securities laws and stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee, which was revised in February 2004. A copy of this charter may be viewed on the Company’s website at www.inco.com. Among its responsibilities, the Committee reviews and evaluates the performance of the Company’s senior executives, other than the Chairman and Chief Executive Officer, against certain performance measurements and other factors. The Committee also (1) makes recommendations to the Board on the remuneration of the Company’s senior executives, including the Chairman and Chief Executive Officer, (2) oversees the administration of the Company’s incentive compensation plans, including the Company’s annual Management Incentive Plans, the Mid-Term Incentive Plan and the 2001 Key Employees Incentive Plan and (3) oversees the development and implementation of the Company’s executive succession plans and plans for developing and evaluating potential candidates for executive positions, including the position of Chief Executive Officer. The Management Resources and Compensation Committee held two meetings in 2003 and has the following members: R.M. Thomson, Chair, R.C. Cambre, D.P. O’Brien and J.M. Stanford.

Pension Committee

      The Pension Committee is composed of at least three Directors, each of whom must satisfy the Board’s guidelines on corporate governance and applicable securities laws and stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee and a copy of the charter may be viewed on the Company’s website at www.inco.com. The Committee advises the Board on the financial aspects of the pension plans of the Company and its subsidiaries, including actuarial assumptions, the adequacy of funding and the implementation of sound investment strategies for such pension plans. In addition, the Committee recommends to the Board the appointment of trustees and investment advisors or managers for such pension plans. The Pension Committee held four meetings in 2003 and has the following members: C.M. Hosek, Chair, A.A. Bruneau and J.A. Erola.

Environment, Health and Safety Committee

      The Environment, Health and Safety Committee is composed of at least four Directors, each of whom must satisfy the Board’s guidelines on corporate governance and applicable securities laws and stock exchange listing standards with respect to independence. The Board has adopted a written charter for the Committee and a copy of the charter may be viewed on the Company’s website at www.inco.com. The Committee assists the Board in its oversight responsibilities relating to, among other matters: (1) the review of the Company’s environmental, health and safety policies; (2) the monitoring of compliance with applicable environmental, health and safety laws and regulations relating to the Company’s businesses and operations; and (3) the development, review and evaluation of the Company’s environmental and health and safety goals and objectives. The Environment, Health and Safety Committee held four meetings in 2003 and has the following members: A.A. Bruneau, Chair, C.M. Hosek, R. Phillips and R.M. Thomson.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      In accordance with guidelines adopted in 1995 by the Toronto Stock Exchange (the “Guidelines”), companies such as the Company, whose securities are listed on that exchange, are required to include in their proxy materials annually a discussion of their systems of corporate governance with specific reference to the Guidelines. This Statement of Corporate Governance Practices is intended to summarize the Company’s approach to corporate governance with reference to, and taking into account, each of the Guidelines. In preparing this Statement, we have also considered the New York Stock Exchange listing standards regarding corporate governance.

      The Company and its Board of Directors recognize the importance of corporate governance to the effective management of the Company and to its Shareholders and its other stakeholders. The Company’s approach to significant issues of corporate governance has been, and continues to be, designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to enhance long-term shareholder value. The Company and its Board of Directors have implemented procedures to ensure that the Company’s corporate governance practices have been, and will continue to be, subject to review on a regular basis to ensure that adequate structures, procedures and processes are in place to develop approaches to, and address, significant issues of corporate governance. Such periodic review, consistent with the Guidelines, is one of the duties of the Corporate Governance and Nominating Committee of the Company’s Board of Directors. The Corporate Governance and Nominating Committee and management of the Company continue to monitor pending regulatory initiatives and developments in the corporate governance area, including the corporate governance guidelines recently proposed by certain of the Canadian Securities Administrators, and intend to meet such guidelines.

Mandate of Board of Directors of the Company

      Given that the Board of Directors is not in a position to “manage” the business and affairs of the Company on a day-to-day basis in meeting the requirements applicable to directors of a corporation under the CBCA, as well as under other statutory or legal requirements applicable to companies which carry on business in numerous jurisdictions, the Board of Directors delegates to the Company’s Chief Executive Officer and certain other members of the Company’s senior management certain of its powers of management. The mandate of the Board of Directors focuses on its responsibility for the overall stewardship of the business and affairs of the Company. In order to carry out its mandate, the Board of Directors holds at least eight regularly scheduled meetings annually, with additional meetings being held as required to consider particular issues or conduct specific reviews between regularly scheduled meetings whenever appropriate. During 2003, the Board of Directors held 19 meetings.

      In furtherance of its duties and responsibilities, the functions which the Board of Directors has assumed, either directly or through the standing committees of the Board of Directors, include, as contemplated in the Guidelines, (a) overseeing the Company’s strategic planning process and overall strategic and business plans and their implementation, including the scope of operations and business activities, and investments or divestitures; (b) assessing the principal risks arising from or incidental to the operations of the Company, including financial, operational, regulatory, technological and environmental, health and safety risks, and overseeing the systems implemented to manage those risks; (c) electing or appointing all senior executives of the Company, overseeing the Company’s executive compensation and development policies and programs, and succession planning, and their implementation, and reviewing the performance of senior executives in line with corporate policies in effect and the applicable annual and long term business and strategic plans and other objectives of the Company; (d) overseeing shareholder, investor and public communications policies and their implementation, including timely disclosure of material information; and (e) monitoring and assessing the scope, implementation and integrity of the Company’s internal accounting control, audit and management information systems.

Decisions Requiring Board Approval

      In light of the responsibilities of the Board of Directors for the overall stewardship of the business and affairs of the Company, all fundamental decisions relating to the management of the Company are reviewed and approved in advance by the Board. The Board of Directors has from time to time delegated to senior management of the Company the authority to enter into certain types of transactions, including financial transactions, subject to specified limitations. Subject to such delegation, major proposed decisions or actions concerning, among other matters, the Company’s corporate status, capital structure, annual and long-term business and strategic plans, major acquisitions or divestitures, strategic alliances and other actions as required under the CBCA, are subject to the prior approval of the Board. Capital investments and other expenditures above certain minimum levels established by the Board are also subject to the prior approval of the Board of Directors.

Board’s Expectations of Management

      The Board of Directors does not believe that it is appropriate for it to be involved in the day-to-day management and functioning of the Company. It expects that senior management will be responsible for the effective, efficient, and prudent management of the Company, subject to the Board’s overall stewardship responsibilities. Given the Board’s overall stewardship responsibilities, the Board of Directors expects management of the Company to meet the following key objectives: (a) report, in a comprehensive, accurate and timely fashion, on the business and affairs of the Company generally, and on any specific matters that management considers to be of material or significant consequence for the Company and its Shareholders and other stakeholders; (b) take timely action, and make all appropriate decisions required, with respect to the Company’s operations in accordance with all applicable legal and other requirements or obligations and within the framework of corporate policies in effect, with a view to maximizing shareholder value; (c) conduct a comprehensive annual budgeting process and monitor closely the Company’s financial and operating performance in conjunction with the Company’s annual business plan approved by the Board; (d) review on an ongoing basis the Company’s near term and long term strategic plans and their implementation in all key areas of the Company’s activities in light of, among other critical factors, evolving market conditions and changes in applicable laws, regulations and technology; and (e) implement appropriate policies, procedures and processes to assure the highest level of conduct and integrity of the Company’s management and employees worldwide.

Board Composition and Independence

      In this Statement of Corporate Governance Practices, the term “unrelated director” has the meaning given to it in the Guidelines: a director who is independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company. The Company has no “significant shareholder” for the purposes of the Guidelines.

      In deciding whether a particular Director is an “unrelated director” for the purposes of the Guidelines, as well as whether a particular Director is “independent” under the New York Stock Exchange listing standards, the Corporate Governance and Nominating Committee annually reviews this issue in the context of a number of factors, including the Board’s guidelines on corporate governance. The Committee most recently determined, at its meeting in early February 2004, that no Director, other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer, who are full-time employees of the Company, currently has any significant business or other relationship with the Company which would make such Director not “unrelated” or “independent”. Accordingly, the Committee determined that all of the members of the Board, except the Chairman and Chief Executive Officer, Mr. Hand, and the President and Chief Operating Officer, Mr. Jones, are, in accordance with the Guidelines, “unrelated directors” of the Company. At the same meeting, the Committee also determined that all of the members of the Board, other than Mr. Hand and Mr. Jones, are “independent” in accordance with applicable New York Stock Exchange listing standards and the Board’s guidelines on corporate governance.

      The Board of Directors is currently comprised of twelve members. However, the size of the Board will be changed to ten members, effective as of the Meeting. The Board made this change to accommodate the retirement of Judith A. Erola and Richard M. Thomson, in accordance with the Company’s retirement policy for non-employee Directors. The Board of Directors and the Corporate Governance and Nominating Committee, as discussed below, periodically consider the size of the Board. The Board believes that, while a Board size of ten members is adequate, the addition of new Directors would be desirable to maintain the size of the Board at twelve members. Accordingly, the Corporate Governance and Nominating Committee is currently searching for new Director candidates and the Company has engaged executive-search consulting firms to assist it in identifying suitable candidates.

Chairman of the Board and Executive Officer Positions and Responsibilities and Lead Director Position

      The Chief Executive Officer of the Company, Mr. Hand, was appointed as Chairman of the Board of Directors on April 17, 2002. At the same time, the Board formalized the creation of a lead director position and elected Glen A. Barton, an independent Director, to serve as lead Director. The principal duties and responsibilities of the lead Director include chairing the executive sessions held by the non-employee Directors, reviewing, to the extent appropriate, with the Chairman and Chief Executive Officer the matters discussed in such executive sessions, reviewing and interacting with management in the preparation of the agendas for all Board meetings and arranging for key issues identified by non-employee Directors to be addressed at one or more Board meetings.

      The Board of Directors has reviewed whether the positions of Chair of the Board and Chief Executive Officer should be held by separate persons and, in accordance with its guidelines on corporate governance, the Board will implement, when it believes it would be in the best interests of the Company, on either an interim basis or otherwise, arrangements whereby the positions of Chairman and Chief Executive Officer would not be held by the same person. It will also continue to evaluate new structures and procedures to enhance or supplement existing structures and procedures regarding the operation of the Board.

      As a part of existing procedures, and consistent with the New York Stock Exchange listing standards, regular executive sessions of the independent/unrelated Directors are held in conjunction with at least each face-to-face Board meeting separately from the inside Directors and any management. These sessions are chaired by the lead

Director. Any independent/unrelated Director or group of such Directors may, taking into account the relevant circumstances and subject to the approval of the Corporate Governance and Nominating Committee, engage independent advisors at the expense of the Company.

      The Corporate Governance and Nominating Committee, whose responsibilities are summarized beginning on page 13, is responsible for overseeing and reviewing the position description and performance of the Chairman and Chief Executive Officer and the development, at least on an annual basis, of the limits to the responsibilities of the Chief Executive Officer and the corporate objectives which the Chief Executive Officer will be responsible for meeting and the Management Resources and Compensation Committee, whose responsibilities are summarized on page 13, is responsible for overseeing and reviewing the position descriptions, performance and corporate objectives which the other Executive Officers will be responsible for meeting.

Director Recruitment

      The maintenance of a diverse, dedicated and highly qualified group of independent and unrelated Directors is critical to the functioning and effectiveness of the Board of Directors. As summarized on page 13, the Corporate Governance and Nominating Committee is charged with identifying, evaluating and recommending Director nominees with the assistance of senior management, other Directors and outside advisors, as appropriate. Nominees are assessed based on the criteria which have been developed for Director candidates, which criteria are periodically reviewed and updated by the Corporate Governance and Nominating Committee, taking into account the desired size of the Board and the diversity of its composition. The Committee recognizes the benefits of diversity and in selecting candidates utilizes a comprehensive list of criteria, including desired skills, areas of expertise, experience and accomplishments, gender, age and other personal characteristics, which are intended to result in the selection of candidates who are best able to contribute to the direction of the business, strategies and affairs of the Company.

Board Committees and Board Performance

      As discussed above, the Board currently has five standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Management Resources and Compensation Committee, the Pension Committee and the Environment, Health and Safety Committee. Special committees of the Board are formed as required to review particular transactions or matters. The Corporate Governance and Nominating Committee, consistent with the Guidelines, regularly reviews, assesses and reports to the Board and, when appropriate, makes recommendations on the size, composition, compensation, effectiveness and performance of the Board and the existing Board Committees, the charters of the existing Board Committees, whether new Board Committees should be created, the orientation and education programs developed by the Company for new Directors and the Company’s approach to corporate governance and to the principles set forth in the Guidelines. The compensation arrangements for the Company’s independent/unrelated Directors are described under “Director Compensation”, beginning on page 20. All of the members of the five standing Board Committees are independent/unrelated Directors. The composition of the Audit Committee and the functions, duties and responsibilities of the Audit Committee are consistent with the requirements for such committee as set forth in the Guidelines and other applicable requirements, including the New York Stock Exchange listing standards.

Shareholder/ Investor Communications and Feedback

      The Company has programs in place to effectively communicate with its stakeholders, including its Shareholders, employees and the general public. The fundamental objective of these programs is to ensure an open, accessible and timely exchange of information with Shareholders, employees and other stakeholders concerning the business, affairs and performance of the Company, subject to the requirements of applicable securities laws and other statutory and contractual obligations. The Company’s shareholder and investor relations personnel are responsible for responding to shareholder communications and addressing feedback from Shareholders and other stakeholders with review, as appropriate, by senior management and the Board of Directors. The Company’s shareholder and investor relations function includes quarterly conference calls with industry analysts and media representatives in conjunction with the release of the Company’s financial results, as well as regular presentations to or meetings with industry analysts and with institutional shareholders. Through webcasting services, Shareholders and other stakeholders may access these conference calls and most of the presentations made by the Company to the investment community. Shareholders or other interested parties may contact the company’s investor relations personnel through the Company’s website, at www.inco.com, or by telephone at (416) 361-7670.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board has four members. The Board has reviewed its guidelines on corporate governance and applicable securities laws and stock exchange listing standards regarding director independence and, based upon its review and its business judgment, has determined that each of the members of the Audit Committee (1) meets those guidelines and (2) is “independent” as required by applicable securities laws and stock exchange listing standards, including the listing standards of the New York Stock Exchange. The Board has also determined that each of James M. Stanford (Chair), Glen A. Barton and Ronald C. Cambre meets the applicable requirements and, accordingly, is an “audit committee financial expert” as that term is defined under applicable U.S. securities legislation.

      The role of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting principles, policies and procedures, as well as the adequacy of the Company’s systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements. The Committee operates pursuant to a charter that was amended and restated by the Board in February 2004. A copy of the charter is attached to this Proxy Circular and Statement as Exhibit A. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal accounting and other controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with Canadian generally accepted accounting principles.

      In assisting the Board in its oversight function, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2003 with management, the Company’s internal audit staff and the Company’s independent auditors, PricewaterhouseCoopers LLP. The Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as codified by AU Section 380), and related guidance in Canada. The Committee has also received the written disclosures and the letter from the independent auditors required by the current Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” in the United States and related guidance in Canada, and has, as part of its responsibilities, reviewed with the independent auditors, taking into account recent legislation and regulations, such auditors’ independence from the Company and its management. The Audit Committee has also discussed with management, the Company’s internal audit staff and the independent auditors the quality and adequacy of the Company’s internal accounting and other controls and the Company’s internal audit functions, organization, responsibilities, budgets and staffing. The Audit Committee has reviewed with both the independent auditors and the Company’s internal audit staff their respective audit plans, audit scope and identification of audit risks for the year ended December 31, 2003, and, having developed policies and procedures relating to the pre-approval of such services, has considered the nature and scope of the non-audit services proposed to be supplied to the Company by its independent auditors and whether the provision of any such non-audit services by the auditors is fully compatible with the maintenance of their independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence, and are not employed by the Company for accounting or financial management or for any aspects of the Company’s systems of internal accounting control. Members of the Committee rely, without independent verification, on the information provided to them, and on the representations made, by management, the Company’s internal audit staff and the Company’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal accounting controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. In addition, the

Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with Canadian and/or U.S. generally accepted auditing standards, that the Company’s financial statements are presented in accordance with Canadian generally accepted accounting principles, or that the Company’s auditors are in fact “independent”.

      Based upon the reports, discussions and reviews described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter of the Audit Committee, the Committee has (i) approved, subject to requisite Shareholder approval in accordance with the CBCA, the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s fiscal year ended December 31, 2004, and (ii) recommended to the Board of Directors, which has approved the Committee’s recommendations, that the Company’s audited financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2003. At the time of this report, the note to the Company’s financial statements for the year ended December 31, 2003 that sets forth and reconciles the significant differences between Canadian and U.S. generally accepted accounting principles and that is required to be included in the Company’s Annual Report on Form 10-K (but not in the Annual Report to Shareholders) had not been finalized pending discussions of certain matters with the U.S. Securities and Exchange Commission. In such circumstances, the Committee has not approved the version of the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 at the time of this report. The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 is expected to be approved by the Committee and filed by the Company in mid-March 2004 with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

The Audit Committee

James M. Stanford, Chair

Glen A. Barton
Ronald C. Cambre
Judith A. Erola

February 20, 2004

PART IV — DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

Directors’ Compensation in 2003

      In 2003, the Company paid its non-employee Directors an annual retainer for serving on the Board, plus additional annual retainers for serving (1) on a Board Committee, (2) as Chair of a Board Committee and/or (3) as Lead Director. The Company also paid its non-employee Directors an attendance fee for each meeting of the Board or a Board Committee (subject to certain exceptions when certain Board Committees met on the same day) and granted them options to purchase 5,000 Common Shares under the Company’s 2002 Non-Employee Director Share Option Plan (the “Directors’ Option Plan”). The Company does not provide any additional compensation to Directors who are also employees of the Company.

      The following table sets forth the amount of each of the annual retainers, attendance fees and share option grants paid to the Company’s non-employee Directors in 2003:

Retainer, Fee or Option Grant	Amount

Annual Director Retainer	• $15,000 in cash*
• 700 Common Shares or Deferred Share Units
Committee Member Retainer (per Committee)	• $3,000 in cash*
• 200 Common Shares or Deferred Share Units
Committee Chair Retainer (other than Audit Committee)	• $2,000 in cash* • 200 Common Shares or Deferred Share Units
Audit Committee Chair Retainer	• $2,000 in cash*
• 500 Common Shares or Deferred Share Units
Lead Director Retainer	• $15,000 in Common Shares or Deferred Share Units
Attendance Fee	• $750 in cash per meeting*
Stock Option Grant	• 5,000 Common Share Options

*	Non-employee Directors may elect to receive all or part of their cash compensation in the form of Common Shares or Deferred Share Units, as described below.

     Annual Award of Common Shares or Deferred Share Units. The annual retainer for service on the Board, and the additional annual retainers for service on a Board Committee, as Chair of a Board Committee or as Lead Director of the Board, are payable partially in cash and partially in the form of an annual award of Common Shares or, at the Director’s election, Deferred Share Units, pursuant to the Company’s 1998 Non-Employee Director Share Ownership Plan (the “Ownership Plan”). The Common Shares awarded under the Ownership Plan are purchased in the secondary market, thereby avoiding dilution. The Deferred Share Units awarded under the Ownership Plan are book-keeping entries that represent the value of a Common Share. In conjunction with a Director’s retirement from the Board, the Deferred Share Units are cashed out by the Company based upon the fair market value of the Common Shares at such time.

      Additional Equity Compensation and Minimum Equity Ownership Requirements. The Ownership Plan also provides the Company’s non-employee Directors with the opportunity to elect to receive all or part of the portion of their compensation that would ordinarily be payable in cash in the form of Common Shares or Deferred Share Units. The Company has a share ownership requirement for non-employee Directors, pursuant to which, in fiscal 2003, each non-employee Director was required to hold, over time, the greater of (a) 7,500 Common Shares and/or Deferred Share Units, or (b) Common Shares and/or Deferred Share Units having a fair market value of at least $150,000. These requirements have been raised for fiscal 2004 (as described under “New Fee Structure for 2004”, below). Under the Ownership Plan, a non-employee Director is required to take at least 25% of his or her cash compensation in the form of Common Shares or Deferred Share Units until such time as he or she has satisfied the Company’s minimum share ownership requirements.

      Option Grants. Pursuant to the Directors’ Option Plan referred to above, on April 16, 2003, the non-employee Directors elected at the Company’s 2003 Annual Meeting were each granted options to acquire 5,000 Common Shares at an exercise price of $19.23 per share and on April 17, 2003, the Company’s other non-employee Directors were each granted options to purchase 5,000 Common Shares at an exercise price of $19.39 per share. The options had a Black-Scholes value of $20,750 and $26,900, respectively, as at the date of grant (based upon the following key assumptions: dividend yield: 0%; volatility: 41.1%; risk-free rate of return: 2.13%; and expected exercise period: three years). The Directors’ Option Plan has since been suspended by the Board (as described under “New Fee Structure for 2004”, below). The Directors’ Option Plan provided that each non-employee Director was automatically granted options to purchase 5,000 Common Shares upon joining the Board and options to acquire an additional 5,000 Common Shares after each annual meeting of Shareholders thereafter (provided that, if the Director had served for at least six but less than twelve months prior to the annual meeting, his or her option grant would be pro-rated, based on the number of full months of service up to and including the annual meeting). The options became exercisable on the first anniversary of the date of grant, and remain exercisable for up to ten years following the date of grant. The exercise price of the options was based on the average of the high and low sales prices of the Common Shares on the New York Stock Exchange.

      Aggregate Value. Assuming that a non-employee Director served as a member of two standing Board Committees and attended all 19 Board meetings and an additional eight Board Committee meetings, the aggregate value of the compensation package for such service would have been $92,229, consisting of (1) $41,250 in cash; (2) $24,079 in Common Shares or Deferred Share Units (based on the closing price of the Common Shares on the New York Stock Exchange of $21.89 on January 2, 2003, the date of the 2003 annual award); and (3) $26,900 in share options (based on the Black-Scholes value of the grant of 5,000 options on April 17, 2003, as described above).

New Fee Structure for 2004

      For 2004, the Company has changed the way it compensates its non-employee Directors in furtherance of its corporate governance objectives.

      In order to simplify non-employee Director compensation and make it more transparent to Shareholders, the Company has decided to eliminate meeting attendance fees and additional retainers for service on Board Committees. The Board has taken the view that each Director is expected to attend all meetings of the Board and to serve on at least two Board Committees, and that compensation for these services should be included in the non-employee Directors’ annual retainer. Accordingly, for 2004, the annual retainer has been raised to $30,000 in cash and 1,100 Common Shares or Deferred Share Units. Where a Director sits on more than two Board Committees, that Director will receive an additional 200 Common Shares or Deferred Share Units. The Company will continue to provide additional retainers for serving as Chair of a Board Committee or as Lead Director, at the same level as in 2003.

      The Board has also decided to suspend the Directors’ Option Plan and, in lieu of the annual grant of 5,000 options thereunder, to make an additional award of 1,500 Deferred Share Units pursuant to the Ownership Plan. This special award will be made immediately following the Meeting, to each of the non-employee Directors who are serving on the Board at that time. Any additional non-employee Director who may be appointed to the Board prior to the Company’s next annual meeting will receive a pro-rated award as at the date of his or her appointment to the Board. The Board decided that Deferred Share Units would more closely align the Directors’ interests with the long-term interests of the Shareholders than share options. As in the case of share options granted under the Directors’ Option Plan, the Deferred Share Units will vest at the end of one year, provided that the Director is still serving on the Board. For 2004, the Company has also raised the minimum share ownership requirement for non-employee Directors to the greater of (a) 7,500 Common Shares and/or Deferred Share Units or (b) Common Shares and/or Deferred Share Units having a fair market value of at least $180,000 (increased from $150,000 in 2003). Non-employee Directors will continue to be required to take at least 25% of their cash compensation in the form of Common Shares or Deferred Share Units until such time as they have satisfied the Company’s minimum share ownership requirements. The existing options granted pursuant to the Directors’ Option Plan will remain outstanding.

EXECUTIVE COMPENSATION

Compensation of Officers

      The table below sets forth the compensation paid by the Company to the Company’s Chairman and Chief Executive Officer, and to each of the Company’s four next most highly compensated Executive Officers, for services rendered in all capacities to the Company in respect of the years 2003, 2002, 2001.

SUMMARY COMPENSATION TABLE

				LONG TERM
				COMPENSATION
				AWARDS

					Securities
	ANNUAL COMPENSATION			Restricted	Underlying	All Other
Name and				Stock	Options/SARs	Compensation
Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(2)	Granted(#)(3)	($)(4)

Scott M. Hand(5)	2003	772,086	537,000	726,024	72,000	80,697
Chairman and Chief Executive Officer	2002	608,000	357,000	374,000	100,000	63,000
	2001	552,000	310,000	324,000	77,000	56,000
Peter C. Jones(6)	2003	542,967	305,016	413,848	66,000	48,000
President and Chief Operating Officer	2002	418,000	243,000	206,000	59,468	48,000
	2001	368,000	162,000	167,000	42,000	45,000
Stuart F. Feiner	2003	401,556	179,000	221,960	32,000	50,145
Executive Vice-President,	2002	338,000	152,000	118,000	44,000	43,000
General Counsel and Secretary	2001	334,000	118,000	97,000	33,000	43,000
Peter J. Goudie	2003	373,752	179,000	221,960	32,000	49,402
Executive Vice-President, Marketing	2002	292,000	152,000	106,000	44,000	41,000
	2001	271,000	118,000	78,000	33,000	41,000
Farokh S. Hakimi(7)	2003	344,874	143,200	193,320	32,000	46,012
Executive Vice-President	2002	251,000	132,000	80,000	35,000	31,000
and Chief Financial Officer	2001	—	—	—	—	—

(1)	The amounts shown represent cash bonus awards granted pursuant to the Company’s annual Management Incentive Plans (described below). Awards earned in a particular year are paid in the first quarter of the immediately succeeding year. The Company reports these awards in the year in which they were earned, rather than in the year in which they were actually paid. The bonuses awarded to Executive Officers who were paid in Canadian dollars have been converted into U.S. dollars at the average rate of exchange for the year in which their bonuses were earned. See “Report on Executive Compensation”, beginning on page 27.

(2)	The amounts shown represent awards of restricted Common Shares and cash in an amount generally sufficient to cover tax liabilities in respect of the award. These awards were made pursuant to the Company’s Mid-Term Incentive Plan (described below), for 2003 and 2002, and pursuant to the predecessor to such plan, for 2001. Awards earned in a particular year are paid in the first quarter of the immediately succeeding year. The Company reports these awards in the year in which they were earned, rather than the year in which they were actually paid. The restricted Common Shares comprising part of such awards have been valued, for the purposes of the Summary Compensation Table, at the average of the high and low sales prices of the Common Shares on the Toronto Stock Exchange on the date of the award, which amount has been converted into U.S. dollars at the average rate of exchange for the year in which the awards were earned. The restricted Common Shares awarded in respect of 2003 may not be transferred, sold or encumbered for a three-year period ending in February 2006, unless the awardee retires during such period, and will generally be subject to forfeiture within that three-year period if such restrictions have been violated by the awardee or the awardee leaves employment voluntarily (other than by reason of retirement or death) or is terminated for cause. Such restricted Common Shares will be held by the Company for the three-year period, but the awardee will have all rights as a holder of such shares, including rights to dividends, if any. The aggregate number and value of restricted Common Shares held by the Executive Officers as at February 20, 2004, based on the closing price of the Common Shares on the New York Stock Exchange on December 31, 2003 (being $39.82), is set forth in the following table:

	Number of Restricted
Executive Officer	Common Shares Held	Value($)

Scott M. Hand	28,367	1,129,573.94
Peter C. Jones	14,477	576,474.14
Stuart F. Feiner	8,327	331,581.14
Peter J. Goudie	7,241	288,336.62
Farokh S. Hakimi	3,836	152,749.52

    The restricted Common Shares shown in the table above have been included in the number of Common Shares shown to be beneficially owned by such Executive Officers in the table included under the heading “Security Holdings of Directors and Officers”, beginning on page 32.

(3)	The amounts shown represent options and related share appreciation rights (“SARs”) granted under the Company’s 2001 Key Employees Incentive Plan, in respect of 2002 and 2003, and its predecessor plan, the 1997 Key Employees Incentive Plan, in respect of 2001. Grants of options and related SARs are reported in the year in which they are made.

(4)	Consists of (a) an annual perquisite allowance of approximately $28,640 on an annualized basis, (b) annual contributions made by the Company under the Company’s contributory security reserve plans (see page 25) and (c) the dollar value of insurance premiums paid by the Company for the benefit of such individuals for group term life insurance (see page 27).

(5)	Mr. Hand became Chairman of the Company effective April 17, 2002.

(6)	Mr. Jones was elected as a Director on February 4, 2003 and as President and Chief Operating Officer of the Company on April 25, 2001. He served as Executive Vice-President, Operations from April 1, 1998 to April 24, 2001 and as Executive Vice-President, Technology and Development from January 1, 1997 to April 1, 1998.

(7)	Mr. Hakimi was appointed Executive Vice-President and Chief Financial Officer of the Company effective February 27, 2002. He joined the Company in January 2002 as a consultant focusing on strategic planning and related areas. Previously, he was Vice-President and Chief Financial Officer of Rio Algom Limited from January 2000 to July 2001. He also held a number of senior financial positions at Cyprus Amax Minerals Company between 1986 and 1999, including Vice-President and Treasurer.

Management Incentive Plans

      The Company’s Executive Officers are eligible to receive three forms of incentive compensation: (1) cash bonuses under the Company’s applicable annual Management Incentive Plan (“MIP”), (2) awards of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect thereof under the Company’s Mid-Term Incentive Plan (“MTIP”), and (3) grants of options and related SARs under the Company’s 2001 Key Employee Incentive Plan (“2001 KEIP”). Each of these plans is described below. The factors determining the size of the payments and awards made under those plans in respect of 2003 is discussed in the Management Resources and Compensation Committee’s “Report on Executive Compensation”, beginning on page 27.

      The Company establishes a MIP on an annual basis. Under the MIP, cash bonus awards may be made to Officers and other key employees of the Company and its subsidiaries. The amount of the cash bonus awards, if any, is based on the achievement of key strategic objectives, the financial and operating performance of the Company and/or its applicable operating units, and such other targets and objectives as may be established and approved by the Management Resources and Compensation Committee in respect of the applicable year, as well as the performance of, and contribution made by, each individual plan participant. Proposals for awards to be made under the MIP are reviewed by the Management Resources and Compensation Committee and are subject to the Board’s approval.

      The Mid-Term Incentive Plan was approved by the Board in April 2002, replacing a similar predecessor plan. Under the MTIP, the Management Resources and Compensation Committee establishes an incentive fund in respect of each financial year. The maximum amount of the incentive fund is equal to (a) 2% of the sum of (i) the consolidated net earnings of the Company for the year and (ii) the related provisions for income and mining taxes in such year (the “Award Pool”) and the Award Pool for each of the two immediately preceding years, less (b) the aggregate amount of awards actually made from the Award Pool in respect of each of the two immediately preceding years under the MTIP and the predecessor thereto. Under the MTIP, incentive awards are based upon the longer-term performance of the Company and are paid in the form of restricted Common Shares, valued at their fair market value on the date of the award, and cash in an amount generally sufficient to cover tax liabilities arising in respect of the award. The MTIP also authorizes other awards which are measured or otherwise dependent upon future consolidated net earnings of the Company.

      The 2001 KEIP provides for the issuance of options to purchase Common Shares and related share appreciation rights (“SARs”). SARs entitle an optionee, in lieu of exercising an option to purchase Common Shares, to surrender the option to the Company, in exchange for an amount equal to the difference between the then-current market price of a Common Share and the exercise price of the related option. The Company may satisfy its obligation through the delivery of cash, Common Shares or a combination of cash and Common Shares. The 2001 KEIP is the successor to certain similar option/ SAR plans of the Company, which date back to 1979.

      Non-employee Directors are not eligible to participate in the Company’s 2003 MIP, the MTIP, the 2001 KEIP or any of the Company’s previous management incentive plans.

Share Option Grants and Exercises

      The table below sets forth information related to grants of options and related SARs in 2003 pursuant to the 2001 KEIP to the Chairman and Chief Executive Officer and to each of the four next most highly compensated Executive Officers of the Company.

OPTION/ SAR GRANTS IN 2003

	Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant
	Options/SARs	Employees in	Base Price	Expiration	Date
Name	Granted(#)(1)	2003	($/share)(2)	Date	Value($)(3)

Scott M. Hand	72,000	6.8%	$20.85	2/3/2013	452,000
Peter C. Jones	48,000	4.5%	$20.85	2/3/2013	301,000
Stuart F. Feiner	32,000	3.0%	$20.85	2/3/2013	201,000
Peter J. Goudie	32,000	3.0%	$20.85	2/3/2013	201,000
Farokh S. Hakimi	32,000	3.0%	$20.85	2/3/2013	201,000

(1)	All of the options granted include related SARs. Half of the options and related SARs became exercisable on August 4, 2003 and the remaining half become exercisable on August 4, 2004.

(2)	The exercise price of the options and related SARs is the average of the high and low sales prices for the Common Shares reported on the New York Stock Exchange on February 4, 2003, the date of the grant.

(3)	This estimate of value has been developed for the purpose of comparative disclosure in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and is consistent with the assumptions that the Company is using for Statement of Financial Accounting Standards (“SFAS”) 123 reporting purposes. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company’s share price performance history as at the date of the grant. The key assumptions used in this model are as follows: dividend yield: 0%; volatility: 41.1%; risk-free rate of return: 2.13%; and expected exercise period: 3 years. No adjustment has been made for risk of forfeiture or limitations on transferability. The assumptions used in the valuation are based upon experience and are not a forecast of future stock price or volatility or of future dividend policy.

     The table below sets forth information concerning exercises of options and related SARs in 2003 by the Chairman and Chief Executive Officer and each of the four next most highly compensated Executive Officers of the Company.

AGGREGATED OPTION/ SAR EXERCISES IN 2003 AND
YEAR-END 2003 OPTION/ SAR VALUES

		Value	Number of Securities	Value of Unexercised
	Common	Realized	Underlying Unexercised	“In the Money”
	Shares	on	Options/SARs at	Options/SARs at
	Acquired on	Exercise	Year-End 2003 (#)	Year-End 2003($)
Name	Exercise(#)	($)(1)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)(2)

Scott M. Hand	259,000	3,983,045 (3)	424,000/36,000	6,625,180/682,920
Peter C. Jones	83,100	833,909	219,900/24,000	4,699,910/455,280
Stuart F. Feiner	103,000	990,930 (3)	136,000/16,000	1,906,870/303,520
Peter J. Goudie	Nil	Nil	239,000/16,000	5,051,080/303,520
Farokh S. Hakimi	20,000	167,600	31,000/16,000	612,220/303,520

(1)	The amounts shown represent the difference been the aggregate value of the Common Shares underlying the exercised options/ SARs (based on the average of the high and low sales prices of the Common Shares on the New York Stock Exchange on the date of exercise) and the aggregate exercise price of such options/ SARs.

(2)	For the purposes of this table, options/ SARs are “in-the-money” if the closing price of the Common Shares on the New York Stock Exchange on December 31, 2003 (being $39.82) is greater than the exercise price of the options/ SARs.

(3)	Mr. Hand exercised 259,000 SARs pursuant to which he received 65,017 Common Shares and $1,779,581 in cash, of which $972,217 was withheld to satisfy applicable income taxes. Mr. Feiner exercised 4,000 SARs pursuant to which he received 1,000 Common Shares and approximately $38,330 in cash, of which $17,311 was withheld to satisfy applicable income taxes.

Termination of Employment and Change in Control Arrangements

      In order to encourage them to remain in the Company’s service, the Company has entered into agreements with each of the named Executive Officers which entitle them, in the event of (i) involuntary termination of employment (except for cause) or resignation under circumstances making such resignation not wholly voluntary (“Good Cause Resignation”) or (ii) involuntary termination of employment (except for cause) or a Good Cause Resignation within two years following a change in control of the Company (as defined in the agreements), to continue to receive salary and certain other payments and benefits (including payments to which they would be entitled under certain incentive plans as a result of a change in control and participation in medical, insurance and certain other benefit plans) for a severance period not exceeding 36 months, and to exercise for a period of up to five years any vested or unvested share options and related SARs outstanding as of the date of an involuntary termination of employment or Good Cause Resignation. These agreements also provide that, during such severance period, each such Executive Officer will continue to receive applicable age and service credits under the Company’s non-qualified retirement plans discussed beginning on page 26 but such retirement benefits would generally not be payable until the expiration of such severance period, and will also be entitled to certain gross up payments in respect of certain U.S. excise taxes, if applicable, payable under these agreements as a result of an involuntary termination or Good Cause Resignation following a change in control under (ii) above. The rights outlined in this paragraph are in lieu of any rights which such individual would have had at common law and are in addition to rights which such individual may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.

      The Company has also entered into agreements with each of its other Officers under which such Officers will be entitled, in the event of involuntary termination of employment (except for cause) or Good Cause Resignation within two years following a change in control of the Company (as defined in such agreements), to receive substantially the same compensation and other benefits as those referred to in the preceding paragraph. Such rights are in lieu of any rights which such Officers would have had at common law and are in addition to rights which they may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.

Security Reserve Plans

      The Company provides a system of defined contribution savings plans, which it refers to as “security reserve plans”, for employees located at its major operations in Canada and the United States. The plans are open to substantially all of the Company’s salaried employees, including Officers, and to certain other employees. Non-employee Directors are not eligible to participate in the security reserve plans.

      Under the Canadian plans, the majority of eligible employees may elect to contribute from 1% to 6% of their base pay. Subject to statutory limitations, the Company may elect to match a given percentage of such contributions, depending upon the age and years of service of the employee. Company contributions for participating employees increase gradually from a matching level of up to 50% for employees under age 40 who have less than 15 years of service to a matching level of up to 100% for employees aged 62 or over or who have 37 or more years of service. In addition, participating employees may contribute amounts over and above 6% of base pay up to specified limits. The Company does not make matching contributions with respect to such additional contributions.

      Under the U.S. plans, subject to certain limitations, eligible employees may contribute up to 16% of their gross compensation. Employees age 50 or over who have made the maximum pre-tax contribution may contribute certain additional amounts. The Company will make matching contributions equal to 100% of employee contributions up to 3% of the employee’s gross compensation up to certain limits and 50% of additional employee contributions over the 3% level and not exceeding 5% of the employee’s gross compensation, up to certain limits. Employee contributions in excess of 5% of gross compensation and additional contributions made by employees age 50 and over are not matched by the Company.

      The security reserve plans are administered by their respective boards of administration, but recordkeeping and trust services are provided by outside plan administration entities. Plan assets are managed by professional fund managers and participating employees may elect to have their contributions invested in a number of mutual fund and other investment vehicles. Funds in these plans become distributable as to vested amounts upon retirement, death or other termination of employment, or upon discontinuance of the particular plan. Subject to certain conditions, a participating employee may also make withdrawals of and borrow against his or her contributions under such plans during employment.

Retirement Plans

      Officers of the Company participate in the Company’s non-contributory retirement plans which provide retirement income and a 50% surviving spouse’s pension based on years of service and the employee’s average annual compensation for the highest-paid five years of the last ten years of service (“Final Average Annual Compensation”) under a formula reflecting the Company’s contributions to applicable social security systems. Final Average Annual Compensation for any year includes target bonus awards established and approved by the Management Resources and Compensation Committee and approved by the Board of Directors under the Company’s annual MIP in lieu of actual bonus awards. A number of other factors may influence pension benefits payable under such retirement plans, including age at retirement.

      Canadian and U.S. legislation place certain limits on the amount of pensions which may be paid out of, and the maximum compensation that may be recognized in determining benefits under, tax-qualified plans, such as the Company’s regular retirement plans. In the event that the pension benefit of any employee of the Company, including any Officer, exceeds such statutory limits, that excess portion of his or her pension benefit would be paid by the Company in accordance with the terms of certain supplemental retirement benefits agreements and other non-qualified arrangements. Such agreements and non-qualified arrangements also provide that the total pension benefit payable to an Officer at normal retirement age with at least 20 years of service may not be less than 50% or more than 75% of such Officer’s Final Average Annual Compensation (except in the case of an Officer who has met retirement eligibility but not reached normal retirement age where a proration factor will apply to reduce the total benefits to below the 50% minimum if an Officer chooses to receive pension benefits prior to normal retirement age).

      The following table illustrates the net amount of the maximum annual pension, computed without any adjustment for survivor benefits and after integration of applicable governmental benefits, for an employee retiring at age 65 as of January 1, 2004 who has not elected any optional form of payment that would be available to certain Officers to increase the normal 50% surviving spouse’s pension under the relevant tax-qualified plan. Any such elections would reduce the annual pension payable to the employee.

PENSION PLAN TABLE

	Approximate Maximum Annual Pension
	Years of Credited Service(2)
Final Average Annual
Compensation(1)	25	30	35	40	45

600,000.	219,800	263,700	307,700	352,200	396,700
800,000.	294,800	353,700	412,700	472,200	531,700
1,000,000.	369,800	443,700	517,700	592,200	666,700
1,200,000.	444,800	533,700	622,700	712,200	801,700
1,400,000.	519,800	623,700	727,700	832,200	936,700
1,600,000.	594,800	713,700	832,700	952,200	1,071,700
1,800,000.	669,800	803,700	937,700	1,072,200	1,206,700

(1)	The compensation covered by the plans is composed of base salary and target bonus awards which may be payable under the Company’s annual MIP (described under “Management Incentive Plans” on page 23).

(2)	At age 65, Messrs. Hand, Jones, Feiner, Goudie and Hakimi will have 35, 17, 38, 43 and 12 years of credited service, respectively. As of February 20, 2004, Messrs. Hand, Jones, Feiner, Goudie and Hakimi had 29, 6, 27, 32 and 2 year(s) of credited service, respectively.

     The aggregate cost to the Company in 2003 of all pension benefits proposed to be paid under the Company’s regular retirement plans and agreements and arrangements referred to above covering payments in excess of statutory limits to all of the Officers of the Company as a group upon retirement at age 65 is estimated to be $2,273,000.

Life Insurance

      A standard group life insurance plan provides eligible employees of the Company, including Officers, with life insurance during retirement in an amount of not more than 50% of their final annual salary. The Company provides supplemental life insurance (“Supplemental Insurance”) to certain Officers in an amount up to 75% of final annual salary, for a total not to exceed 125% of such salary. This Supplemental Insurance coverage applies from the earlier of age 65 or the date of any involuntary termination, and continues to age 70. Beginning at age 70, the Supplemental Insurance is progressively reduced in annual amounts until age 74 to a floor of 25% of final annual salary, at which time the combined supplemental and standard life insurance becomes and remains at not more than 75% of final annual salary.

Directors and Officers Liability Insurance

      The Directors and Officers of the Company as a group are insured against certain liabilities pursuant to directors and officers liability insurance policies maintained by the Company. The general effect of these policies is that if, during the policy period, any claims are made against Directors or Officers of the Company for a wrongful act (as defined) while acting in their capacities as Directors or Officers, the insurers will pay for loss (as defined) which the Directors or Officers shall become obligated to pay, up to a limit of $70,000,000 in a policy year, subject to certain deductibles. Premiums totaling $1,705,000 for such insurance were paid by the Company in respect of coverage for 2003.

Compensation Committee Interlocks and Insider Participation

      In 2003, the Management Resources and Compensation Committee of the Board was comprised of Richard M. Thomson (Chair), Ronald C. Cambre, David P. O’Brien and James M. Stanford. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s current Executive Officers has served as a member of the compensation committee or as a director of any other entity in respect of which any of the members of the Management Resources and Compensation Committee or any of the other Directors is an executive officer.

REPORT ON EXECUTIVE COMPENSATION

      The Management Resources and Compensation Committee of the Board of Directors (the “MRC Committee”), as part of its duties and responsibilities, exercises broad oversight of the Company’s executive compensation. None of the members of the MRC Committee is or may be an employee of the Company and the Board has determined that each member meets the “independence” requirements as a member of the Board and this Committee under applicable stock exchange requirements and the Board’s guidelines on corporate governance. The members of the MRC Committee currently serve on the following other Committees of the Board:

Member	Service on Other Board Committee(s)

Richard M. Thomson (Chair)	Environment, Health and Safety Committee
Ronald C. Cambre	Audit Committee
David P. O’Brien	Corporate Governance and Nominating Committee
James M. Stanford	Audit Committee

Approach to Executive Compensation

      The MRC Committee reviews and recommends to the Board for its approval the Company’s compensation policies. The MRC Committee also makes recommendations to the Board of Directors, after taking into account the evaluation of the performance of the Chairman and Chief Executive Officer by the Corporate Governance and Nominating Committee and the full Board, concerning the compensation proposed to be paid to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers of the Company, as well as awards proposed to be made to them under the Company’s incentive plans. The MRC Committee also reviews the Company’s management development programs, its succession plans relating to senior management and all of the key performance targets or thresholds developed for purposes of the Company’s incentive plans. As a means of assisting the MRC Committee, the Company retains external compensation consultants. In addition, the MRC Committee may retain its own compensation and other consultants in meeting its duties and responsibilities, including those with respect to the Company’s compensation policies, executive compensation and the design, scope and appropriateness of the Company’s incentive plans.

      The policy of the Company and the MRC Committee with respect to the compensation of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company continues to be based upon the principles that compensation must: (1) be competitive in order to help attract and retain the talent needed to lead and grow the Company’s business and maximize the creation of long-term shareholder value; (2) provide a strong incentive for Executive and other Officers and key employees to achieve the Company’s goals and maximize the creation of long-term shareholder value; and (3) ensure that the interests of management and the Company’s shareholders are aligned.

      The compensation paid to the Chairman and Chief Executive Officer and the other Executive Officers of the Company consists of base salary and performance-oriented incentive compensation. Incentive compensation is contingent upon the performance of the Company and the individual’s contribution toward that performance. The MRC Committee’s current policy is that approximately 60% to 70% of the overall compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer, and in the range of 50% to 60% in the case of the other Executive Officers, be related to and contingent upon Company performance and thus be “at risk”.

Base Salaries

      Annual base salary levels for Executive Officers are normally established on a preliminary basis for each year utilizing external surveys of base salaries paid to executive officers having comparable responsibilities at other Canadian companies engaged in the same or similar lines of business as the Company with the objective of having base salaries be competitive. Actual base salaries are then established by the MRC Committee and approved by the Board based upon the average salary levels so established and an assessment of each Executive Officer’s actual performance during the prior year. At its meeting in February 2003, the MRC Committee approved base salary increases, as reflected in the “Summary Compensation Table” on page 22, in the range of approximately 2.5% to 11.5% for the Executive Officers and other Officers of the Company. While base salaries are intended to be competitive, the MRC Committee has continued to focus compensation on the performance and growth of the Company and maximizing long-term shareholder value.

Incentive Compensation

      Incentive compensation of the Executive Officers consists of (1) short-term incentive compensation in the form of annual cash bonuses under the Company’s annual MIP, (2) longer-term incentive compensation in the form of awards of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect of such awards under the MTIP, and (3) longer-term incentive compensation in the form of awards of share options under the 2001 KEIP. This structure reflects the MRC Committee’s policy that the Company’s longer-term incentive compensation plans should depend in part on the price performance of the Common Shares, as in the case of the share option awards, but should also be performance-based, as in the case of the restricted share awards. For incentive compensation under the MTIP for 2003, the MRC Committee evaluated the split between restricted shares awards under the MTIP and share option grants under the 2001 KEIP and determined, in enhancing the alignment of incentive compensation with long-term shareholder value, to increase the target award levels relating to restricted share awards under the MTIP for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and for 2004 to reduce the number and value, based upon the Black-Scholes option pricing model, of share option awards to Executive Officers under the 2001 KEIP. The MIP, the MTIP and the 2001 KEIP are each described in further detail under “Management Incentive Plans” beginning on page 23.

Annual MIP Awards

      Cash bonus awards under the Company’s annual MIP depend upon whether the Company and its principal operating units have met or exceeded certain financial and operating targets established for the applicable year by the MRC Committee, as well as individual performance. The financial targets relate to the Company’s net earnings and the Company’s return on capital employed (“ROCE”), in each case subject to adjustments as determined by the MRC Committee. Subject to any adjustments approved by the MRC Committee, ROCE generally represents the Company’s pre-tax earnings divided by the sum of the Company’s shareholders’ equity, minority interest and long-term debt, net of cash and marketable securities, all as calculated in accordance with Canadian generally accepted accounting principles. The 2003 MIP was approved by the MRC Committee in February 2003 and provided, as in the case of previous years’ MIPs, for a weighting of operating unit targets and individual performance, with payments of bonuses increasing in step with increases in the Company’s ROCE. Target award levels established under the 2003 MIP for the Chairman and Chief Executive Officer and the other Executive Officers ranged from 40% to 60% of base salaries, with the possibility of higher awards, subject to certain maximum levels. At its two meetings in February 2004, the MRC Committee reviewed the various financial and operating targets to be evaluated under the terms of the 2003 MIP. The applicable financial targets evaluated included the Company’s level of net earnings for 2003 and ROCE for 2003, subject to adjustments for both favourable and unfavourable currency translations and certain expenditures relating to the Company’s development projects as approved by the MRC Committee but including the effect of the three-month strike at the Ontario operations. The applicable operating targets included cash flows, operating earnings, production levels, safety and certain other controllable performance targets for each of the Company’s principal operating units. Based upon (i) the fact that most of the key strategic, operating, financial and other targets set forth in the 2003 MIP had been met or exceeded, (ii) the Company’s financial performance for 2003, including the level of earnings from operations at each of the Company’s principal operating units except for the Company’s Ontario operations, and the level of positive cash flows generated in 2003, and (iii) the level of the Company’s ROCE both in absolute terms and in relation to the target ROCE set forth in the 2003 MIP, as adjusted by the MRC Committee, the MRC Committee approved cash bonus awards under the 2003 MIP for the Chairman and Chief Executive Officer and other Executive Officers in certain cases modestly above target award levels and in the range of approximately 40% to 70% of base salaries, as reflected in the “Summary Compensation Table” on page 22.

Awards Under MTIP

      Awards of restricted Common Shares and cash payments generally sufficient to pay the tax liability on the value of such Common Shares under the MTIP are dependent upon the Company’s net earnings before unusual charges and ROCE meeting or exceeding specified targets, in each case over generally a rolling three-year period. In determining award levels, the MTIP provides for a weighting of these two financial performance measures together with individual performance. Depending upon the extent to which the Company’s actual net earnings before unusual charges and/or ROCE for the applicable periods exceed the target levels set forth in the MTIP, target award levels for the Chairman and Chief Executive Officer and the other Executive Officers would be in the range of between 75% to 125% of base salaries, with higher award levels when both financial performance measures substantially exceed target levels, subject to certain maximum award levels. As discussed above, in establishing the target levels for awards under MTIP for 2003, the MRC Committee increased the target award levels for the Chairman and Chief Executive Officer, the President and the other Executive Officers from the previous range of between 45% and 75%. As in the case of the predecessor plan, awards under the MTIP are also dependent on the availability of positive consolidated pre-tax earnings for the applicable period in accordance with the terms of the 2001 KEIP, or an Award Pool, as discussed under “Management Incentive Plans” on page 23. Based upon the applicable period for awards payable for 2003 under the MTIP, the ROCE exceeded the Company’s cost of capital target under the MTIP but the net earnings target was not exceeded. Taking into account the weighting of the financial performance measures under the terms of the MTIP, awards in the range of approximately 55% to 95% of base salaries were made to the Executive Officers, as reflected in the “Summary Compensation Table” on page 22.

Share Option Awards

      The MRC Committee recommends to the Board the number of options to be granted to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers under the 2001 KEIP. The number of options awarded to the Chief Executive Officer and the other Executive Officers in respect of 2003 (as set forth in the table on page 24) reflected a reduction in the number of share options by approximately 20% to 40% from the number of share options awarded in respect of 2002. As discussed above, the MRC Committee shifted the allocation of incentive awards under the MTIP and share option awards under the 2001 KEIP and for 2004 the share option grants awarded in February 2004 were approximately 15 to 20% below the February 2003 grant levels in terms of the number of share options awarded to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers. In reducing the share option awards for 2004, the MRC Committee did take into account the value of the option grants based upon the Black-Scholes option pricing model. To reduce the non-cash charges to net earnings associated with SARs, the MRC Committee approved the elimination of any SARs as part of any option grants in 2004. In making the annual awards of options, the MRC Committee did not consider the aggregate number of the options and SARs already held by the recipients. The options and SARs are exercisable over a period of ten years in order to maximize their incentive value and to enhance the Company’s ability to retain its Executive Officers.

Share Ownership Requirements

      In keeping with the principles set forth at the beginning of this report, the MRC Committee has established, based upon the evaluation of data from the Company’s senior human resources personnel and external consultants, share ownership requirements for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other seven members of the Company’s internal Management Committee. The Chairman and Chief Executive Officer will be responsible for monitoring compliance with these requirements.

      In summary, the MRC Committee believes that the Company’s compensation structure appropriately takes into account those factors that are particularly characteristic of the mining and metals industry as a whole, including the cyclicality of the industry, the Company’s comparative performance within that industry, and the individual contributions toward that performance by the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company.

The Management Resources and Compensation Committee

Richard M. Thomson, Chair

Ronald C. Cambre
David P. O’Brien
James M. Stanford

February 20, 2004

COMPARATIVE SHAREHOLDER RETURN

      The following line graph and succeeding table set forth the total return on the Common Shares for the period December 31, 1998 through December 31, 2003 assuming a $100 initial investment and the reinvestment of all dividends, as compared to the cumulative returns, assuming a corresponding investment and reinvestment of dividends in respect of the S&P 500 Stock Index, the S&P Diversified Metals & Mining Index, the S&P/ TSX Composite Index and the S&P/ TSX Capped Diversified Metals & Mining Index. For the S&P/ TSX indices, the table shows an investment in Canadian dollars.

Comparison of Five-Year Cumulative Total Return on Common Shares

December 31, 1998 — December 31, 2003

INDEXED CUMULATIVE RETURN

	1998	1999	2000	2001	2002	2003

Inco Limited	100.00	225.14	160.57	162.29	203.30	381.49
S&P 500 Stock Index(1)	100.00	121.04	110.02	96.95	75.52	97.18
S&P Diversified Metals & Mining Index(2)	100.00	190.04	132.34	116.48	127.99	314.46
S&P/ TSX Composite Index(3)	100.00	98.42	129.63	139.23	121.73	154.26
S&P/ TSX Capped Diversified Metals & Mining Index(4)	100.00	155.93	126.20	137.78	127.32	188.37

(1)	The S&P 500 Stock Index is a broad market-weighted index of 500 companies designed to provide a measure of U.S. stock market performance. The Company was included in this index until July 2002, when Standard & Poor’s Corporation deleted non-U.S. companies, including the Company, from this index.

(2)	The S&P Diversified Metals & Mining Index is a sub-index of the S&P 500 Stock Index that presently includes two companies: Phelps Dodge Corporation and Freeport-McMoRan Copper & Gold Inc. The Company was included in this index until July 2002, when Standard & Poor’s Corporation deleted non-U.S. companies, including the Company, from the S&P 500 Stock Index. Because the Company is no longer a constituent of the S&P Diversified Metals & Mining Index, and because the index has been reduced to only two constituent companies, the Company intends to discontinue the use of this index as a comparison index in 2005.

(3)	The S&P/ TSX Composite Index is a broad market-weighted index of 300 companies on the Toronto Stock Exchange, including the Company.

(4)	The S&P/ TSX Capped Diversified Metals & Mining Index is a sub-index of the S&P/ TSX Composite Index that presently includes twelve companies, including the Company. The index is subject to a cap so that no single issue may comprise more than 25% of the index.

PART V — OWNERSHIP OF SECURITIES

SIGNIFICANT SECURITY HOLDERS

      The following table sets forth, as of February 20, 2004, information concerning those persons known to the Company to be the beneficial owner of more than 5% of the Common Shares (being the only voting securities of the Company). The Company is not aware of any other beneficial holder of more than 5% of the Common Shares.

		Beneficial		Percent
Name and Address of Beneficial Owner	Class	Ownership		of Class

Capital Research and Management Company	Common Shares	14,583,680	(1)	7.79%
333 South Hope Street
Los Angeles, California 90071
FMR Corp.	Common Shares	10,255,200	(2)	5.48%
82 Devonshire Street
Boston, MA 02109

(1)	Represents beneficial ownership as of December 31, 2003, according to the Schedule 13G/A filed by Capital Research and Management Company on February 9, 2004. Includes 690,380 Common Shares resulting from the assumed conversion of $26 million aggregate principal amount at maturity of the Company’s zero coupon convertible notes (“LYON Notes”).

(2)	Represents beneficial ownership as of December 31, 2003, according to the Schedule 13G/A filed by FMR Corp. on February 16, 2004. Includes 353,669 Common Shares resulting from the assumed conversion of $9.2 million aggregate principal amount at maturity of the Company’s 3 1/2% Subordinated Convertible Debentures due 2052.

SECURITY HOLDINGS OF DIRECTORS AND OFFICERS

      The following table sets forth, as of February 20, 2004, information regarding beneficial ownership of each class of equity securities of the Company and its subsidiaries by each Director, each nominee for Director, the Chairman and Chief Executive Officer, the four other most highly compensated Executive Officers of the Company, and all of the Directors and the Executive Officers of the Company as a group. The equity securities of the Company and its subsidiaries consist of the Common Shares, Warrants, Convertible Debentures due 2023, 3 1/2% Subordinated Convertible Debentures due 2052, LYON Notes and common shares of PT International Nickel Indonesia Tbk, the 59% owned subsidiary of the Company (“PTI Common Shares”). No family relationships exist among any of the Directors, Executive Officers or other Officers of the Company.

		Beneficial
		Ownership
		(excluding				Percent
Name of Beneficial Owner	Class	Options/SARs)(1)		Options/SARs(2)	Total	of Class(3)

Glen A. Barton	Common Shares	20,706	(4)	10,000	30,706	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—		*
Angus A. Bruneau	Common Shares	10,443	(4)	10,000	20,443	*
	Warrants	1,125		—	1,125	*
	PTI Common Shares	0		—	0	*
Ronald C. Cambre	Common Shares	5,123	(4)	10,000	15,123	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Judith A. Erola	Common Shares	8,557	(4)	5,000	13,557	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Chaviva M. Hosek	Common Shares	5,068	(4)	10,000	15,068	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
John T. Mayberry	Common Shares	4,564	(4)	5,000	9,564	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*

		Beneficial
		Ownership
		(excluding				Percent
Name of Beneficial Owner	Class	Options/SARs)(1)		Options/SARs(2)	Total	of Class(3)

David P. O’Brien	Common Shares	12,729	(4)	10,000	22,729	*
	Warrants	225		—	225	*
	PTI Common Shares	0		—	0	*
Roger Phillips	Common Shares	9,108	(4)	5,000	14,108	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
James M. Stanford	Common Shares	11,738	(4)	10,000	21,738	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Richard M. Thomson	Common Shares	13,395	(4)	10,000	23,395	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Scott M. Hand	Common Shares	146,826	(5)	424,000	570,826	*
	Warrants	0		—	0	*
	PTI Common Shares	50,000		—	50,000	*
Peter C. Jones	Common Shares	18,882		219,900	238,782	*
	Warrants	0		—	0	*
	PTI Common Shares	19,000		—	19,000	*
Stuart F. Feiner	Common Shares	18,341		136,000	154,341	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Peter J. Goudie	Common Shares	10,942		239,000	249,942	*
	Warrants	0		—	0	*
	PTI Common Shares	22,000		—	22,000	*
Farokh S. Hakimi	Common Shares	4,711		31,000	35,711	*
	Warrants	0		—	0	*
	PTI Common Shares	0		—	0	*
Directors and Executive	Common Shares	347,210		1,586,900	1,934,110	1.03%
Officers as a group,	Warrants	1,350		—	1,350	*
30 persons in total,	PTI Common Shares	111,000		—	91,000	*
including those individuals listed above

(1)	For purposes of the table, “beneficial ownership” is determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a class of outstanding shares which such person or group has the right to acquire within 60 days after February 20, 2004. The individuals named herein have sole voting power and investment power with respect to the Common Shares, Warrants and PTI Common Shares shown in the table as being beneficially owned by them, except as otherwise noted in footnote (5) below.

(2)	The options shown in this column may be exercised to acquire an equivalent number of Common Shares as at February 20, 2004 or within 60 days of February 20, 2004. The options were granted pursuant to the 2001 KEIP, the Directors’ Option Plan or certain predecessor plans. The term “SARs” refers to share appreciation rights related to options granted under the 2001 KEIP and certain of its predecessor plans.

(3)	For purposes of computing the percentage of the outstanding class of shares held by each person or group named above, any shares which such person or group has the right to acquire within 60 days after February 20, 2004 are deemed to be outstanding, except for the purpose of computing the percentage ownership of any other person. As of February 20, 2004, 187,295,012 Common Shares (not including fractional share interests), 11,022,886 Warrants and 248,408,468 PTI Common Shares were issued and outstanding.

(4)	Includes whole Deferred Share Units credited to the account of such Director pursuant to the Ownership Plan (see “Directors’ Compensation in 2003” at page 20).

(5)	Includes an aggregate of 114,995 Common Shares held jointly by Mr. Hand and his spouse. Also includes an aggregate of 222 Common Shares held by Mr. Hand for the benefit of one of his children, as to which he disclaims any beneficial ownership.

*	Less than 1%

PART VI — OTHER INFORMATION

SOLICITATION OF PROXIES

      The Company will bear the cost of solicitation of proxies. Solicitation will be by mail, possibly supplemented by telephone or other personal contact by employees of the Company. In addition, the Company has retained Georgeson Shareholder Communications Canada, 66 Wellington Street West, Suite 5210, TD Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1J3 to aid in the solicitation of proxies from individuals and institutional holders in Canada. Georgeson Shareholder Communications Canada will, in turn, coordinate with Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 to aid in that process in the United States. The toll free number to contact Georgeson in Canada or the United States is 1-866-800-0251. The aggregate fee for these services in Canada and the United States is expected to be approximately Cdn.$32,500 plus out-of-pocket expenses.

2005 ANNUAL MEETING

      Under the CBCA, Shareholders who wish to present proposals for action at the 2005 Annual Meeting must forward their proposals to the Company by December 19, 2004 (being 90 days prior to the anniversary date of the Notice of this Meeting), after which any proposals shall be considered to be untimely. The 2005 Annual Meeting is expected to be held on Wednesday, April 20, 2005.

      The Board of Directors has approved in substance the contents of this Proxy Circular and Statement and also its mailing to Shareholders.

Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

As amended as of February 3, 2004

I.   Committee Composition and Meetings

      The members of the Audit Committee (the “Committee”) shall, subject to appointments made as a result of resignations, removals or retirements, be appointed annually by the Board of Directors (“Board”) of Inco Limited (the “Company”), taking into account the recommendations made by the Corporate Governance and Nominating Committee with respect to who should serve on the Committee. The Board shall annually designate a Chair of the Committee from among the members of the Committee. The Committee shall consist of at least four Directors, each of whom shall satisfy all applicable stock exchange and other regulatory requirements and the Guidelines of the Board of Directors on Corporate Governance with respect to (a) having no material relationships with the Company and who are otherwise “independent” and (b) their financial knowledge, literacy and expertise and other requisite qualifications. The requirements for qualification of members of the Committee shall be determined and interpreted by the Board from time to time based upon recommendations by the Corporate Governance and Nominating Committee.

      No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy circular and statement. No member of the Committee may receive directly or indirectly any consulting, advisory or other compensatory fees or other payments from the Company other than (i) annual retainer and meeting fees, which may be received in cash, common shares or deferred share units, and stock options or any other in-kind consideration ordinarily payable to non-employee Directors for serving as a Director and a chair and/or member of any committee of the Board and (ii) other regular benefits that other non-employee Directors receive.

      The Committee shall hold at least four regularly scheduled meetings in each calendar year in person or by conference call or by means of similar communications equipment hook-up and shall meet more frequently if circumstances warrant, including convening a meeting to cover any matters at the request of the independent auditors or the head of internal audit.

      Attendance by at least three members of the Committee either in person or by conference call or by means of similar communications equipment hook-up shall constitute a quorum for the transaction of any business that may properly come before any meeting of such Committee. The head of internal audit shall serve as secretary of the Committee and shall be responsible for preparing and circulating the agenda and all supporting and supplementary material for each meeting and preparing the minutes of each meeting.

II.  Function, Duties and Responsibilities

      The purpose of the Committee is to assist the Board in its oversight of (a) the accounting and financial reporting principles, policies, practices and procedures of the Company and its subsidiaries and affiliates, (b) the adequacy of the systems of internal accounting control throughout the Company and its subsidiaries and affiliates, (c) the quality, integrity and transparency of the Company’s financial statements, (d) the independent auditors’ qualifications and independence, (e) the performance of the independent auditors and the Company’s internal audit function and (f) the Company’s compliance with all legal and regulatory requirements with respect to (i) financial reporting principles, policies, practices and procedures of the Company and its subsidiaries and affiliates, (ii) the Company’s financial statements, and (iii) the duties and responsibilities of the Committee. The independent auditors and any other registered public accounting firm engaged pursuant to paragraph (A)(1)(b) below shall report directly to the Committee. The head of the Company’s internal audit function and the independent auditors shall have direct and ready access to the Chair of the Committee.

      Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management of the Company is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal accounting controls and procedures designed to assure compliance with accounting standards and all applicable laws and regulations. The Company’s independent auditors are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and any similar reporting or filing requirements and procedures, and, in connection with the Company’s annual financial statements, annually auditing management’s assessment of the effectiveness of internal control over financial reporting in accordance with all legal and regulatory requirements, and other procedures. In fulfilling their responsibilities, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Committee or any of its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled reasonably to rely on (i) the integrity of those persons and organizations within and outside the Company from whom the Committee receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (in which event any such occurrence shall be promptly reported to the Board).

      In assisting the Board in fulfilling its function of oversight, the Committee shall have the following duties and responsibilities:

      (A)  With respect to the independent auditors:

(1)	appoint, retain, terminate and oversee the work of (a) the independent auditors (subject to nominating, or recommending to the Board for nomination of, the independent auditors to be proposed for shareholder approval or ratification in any proxy circular or statement and the approval of such nomination by shareholders) including, in each case, the resolution of disagreements between management and the independent auditors regarding financial reporting, and (b) any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review, attestation or similar services;

(2)	pre-approve, or adopt appropriate procedures to pre-approve, all audit and permitted non-audit services to be provided by the independent auditors, including all auditing and non-auditing services deemed necessary or desirable to facilitate the Company’s offering and issuance of securities (which may involve having such auditors participate in due diligence sessions, prepare comfort letters and agreed-upon procedures letters, and provide consents in connection with any such offerings and issuances), and to consider whether the independent auditors’ provision of particular non-audit services to the Company is compatible with maintaining the independence of the independent auditors;

(3)	ensure that the independent auditors prepare and deliver annually the Annual Independent Auditors’ Statement, as defined below (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement) and discuss with the independent auditors any relationships or services disclosed in such Statement that may impact the quality of audit services or the objectivity and independence of the independent auditors;

(4)	obtain from the independent auditors in connection with any audit relating to the Company’s annual audited financial statements a timely report relating to the Company’s annual financial statements which describes all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and procedures related to material items that have been discussed with management, the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letters or schedule of unadjusted differences;

(5)	review and evaluate the qualifications, performance and independence of the lead audit partner and other key members of the audit team of the independent auditors, taking into account the opinions of management and the Company’s internal audit personnel in assessing the qualifications, performance and independence of such personnel of the independent auditors;

(6)	discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner of the independent auditors, and to consider whether there should be a regular rotation of the independent auditors themselves;

(7)	obtain, and review and evaluate, the independent auditors’ annual formal written statement (the “Annual Independent Auditors’ Statement”) addressing or describing at least the following; (a) the independent auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Company, including each permitted non-audit service provided to the Company and at least all of the matters set forth in Independence Standards Board Standard No. 1 and any other similar standards or other requirements applicable to such auditors;

(8)	obtain, and review and evaluate, at least annually the independent auditors’ formal and appropriately detailed written statement of its fees billed for each of the last two fiscal years covering each of the following categories of services rendered by the independent auditors: (a) the audit of the Company’s annual financial statements for those fiscal years and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years and any other services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (b) assurance and related services not included in clause (a) that are reasonably related to the performance of the audit or review of the Company’s annual and quarterly financial statements; (c) tax compliance, tax consulting and tax planning services, in the aggregate and by each service; and (d) all other products and services provided or rendered by the independent auditors for those fiscal years, in the aggregate and by each product or service; and

(9)	obtain from the independent auditors assurance that their audit was conducted in a manner consistent with Section 10A – Audit Requirements of the U.S. Securities Exchange Act of 1934, as amended, and all applicable rules and regulations thereunder, and any corresponding legislation or rules and regulations applicable to the Company, which sets forth certain procedures to be followed in any audit of financial statements required under such legislation and rules and regulations.

(B)	With respect to accounting principles, financial reporting principles, policies, practices and procedures, and internal control over financial reporting:

(1)	advise management, the head of internal audit and the independent auditors that they are expected to provide to the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

(2)	consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as codified by AU Section 380), as such Statement may be modified or supplemented, and any other similar standards or requirements, as such other standards or requirements may be modified or supplemented from time to time;

(3)	meet with management of the Company, the independent auditors and, if appropriate, the head of internal audit, to:

•	discuss the planned scope of the annual audit by the independent auditors and (a) the annual financial statements (including the notes thereto) and related financial material and the independent auditors’ report and opinion to be included in the Company’s Annual Report to Shareholders, Annual Report on Form 10-K, Annual Information Form and any other similar filings with regulatory agencies, stock exchanges and other bodies as may be required, (b) the quarterly financial statements of the Company prior to their inclusion in any Quarterly Report on Form 10-Q and any similar filings to be made with any regulatory agencies, stock exchanges or other bodies, (c) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in any report including the Company’s quarterly or annual financial statements, and (d) the results of the Company’s periodic surveys relative to compliance with the Company’s “Conflicts of Interest” policy statement and “Guidelines on Business Conduct”, and the results of compliance with any other codes, surveys, policy statements, guidelines and policies covering appropriate standards of conduct reported on to the Committee, and any amendments to such policy statements, guidelines or policies, and any other matters covering such policy statements, guidelines and policies brought to the attention of the Committee by management of the Company;

•	discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the head of internal audit or the independent auditors, relating to the Company’s financial statements;

•	discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	discuss any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditors to the Company;

•	review the form of report and opinion the independent auditors propose to render to the Board and shareholders; and

•	discuss, as appropriate, the following: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management of the Company and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(4)	inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(5)	(a) discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (b) review and evaluate the quarterly reports on the Company’s risk management policies and procedures;

(6)	discuss with the Chief Financial Officer generally (representing a discussion of the general types of information to be disclosed) the substance of all financial results press releases, including the transparency of such results and the financial measures included in such releases that are not in accordance with generally accepted accounting principles and earnings and related guidance provided in such releases, and the types of presentations made to the investment community and credit rating agencies;

(7)	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters relating to the Company;

(8)	establish hiring policies for employees or former employees of the independent auditors;

(9)	meet with management of the Company, the head of internal audit, and/or the independent auditors to review and discuss (a) any significant matters arising from any audit or report or communication, whether raised by management, the internal audit staff or the independent auditors, relating to the Company’s financial statements, (b) significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditors, the internal audit staff or management of the Company, (c) significant risks and exposures, if any, relating to the integrity of the Company’s financial information and systems of internal accounting control, and the steps taken to monitor and minimize such risks and exposures and (d) critical security and other measures implemented or to be considered relating to the integrity of the Company’s financial information;

(10)	discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s financial statements, business or compliance policies, including material notices to or inquiries received from governmental or other similar agencies or bodies;

(11)	with respect to the systems of internal accounting control throughout the Company, review and evaluate (i) the adequacy of the quality of such systems after consultation with appropriate members of management of the Company, the head of internal audit and the independent auditors, (ii) management’s performance in maintaining and improving these systems and whether management is setting the appropriate control culture by communicating the importance of internal control and management of risks and (iii) recommendations made by the independent auditors and the head of internal audit relative to improvements to these systems;

(12)	review and evaluate the results of any special investigation undertaken by the Committee at the request of the Board; and

(13)	review and evaluate the integrity of the Company’s policies, procedures, practices and systems covering the security of Company information stored, maintained and transmitted electronically or by or through any electronic device and any significant breaches in such policies, procedures, practices and systems.

      (C)   With respect to the internal audit function:

(1)	review the appointment and replacement of the head of internal audit and any other key personnel of this function and the coordination of responsibilities between the Company’s independent auditors and the internal audit function;

(2)	review and discuss with the independent auditors and management the internal audit function’s responsibilities, budget and staffing, performance and effectiveness and any recommended changes in the planned scope of the internal audit function; and

(3)	advise the head of internal audit that he or she is expected to provide to the Committee summaries of and, as appropriate, copies of, all significant reports to management prepared by the internal audit function and management’s responses thereto.

      (D)   With respect to its responsibilities involving its meetings and its reporting and related matters:

(1)	prepare any report or other disclosures from the Committee, including any recommendations of the Committee, required by the rules of the U.S. Securities and Exchange Commission or any other applicable regulatory agency or body or stock exchange, to be included in the Company’s annual proxy circular and statement or any other reports, disclosures or filings required by the Committee with any other regulatory agencies or bodies or stock exchanges;

(2)	review this Charter at least annually and recommend any changes thereto to the Board;

(3)	report its activities to the Board on a regular basis and make such recommendations with respect to matters relating to the Committee as the Committee may deem necessary or appropriate;

(4)	prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter and recommend to the Board any improvements or changes to this charter deemed necessary or desirable by the Committee. Such performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate and may take the form of an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make such report;

(5)	during its regularly scheduled meetings, and any special meetings as it deems necessary or appropriate, meet privately (in executive session) with the independent auditors and the head of the internal audit; the Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors, or any advisors or experts the Committee has retained, to attend all or any part of any meeting of the Committee or to meet with any members of, or advisors or experts to, the Committee; the Committee shall also meet separately to discuss any matters that the Committee or any of these persons or firms believe should be discussed with the Committee and/or management privately; and

(6)	the Chair of the Committee shall review and approve at least annually the business expenses incurred by the Chief Executive Officer.

III. Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its functions, duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or permitted non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee for ratification at its next scheduled meeting.

IV. Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to fully discharge its functions, duties and responsibilities, including the authority to select, retain, terminate and approve the fees of and other terms of retention of special or independent counsel, accountants, auditors or other experts and advisors as it deems necessary or appropriate, in connection with its functions, duties and responsibilities without seeking approval of the Board or management. The Committee shall have unrestricted access to management, employees and information it believes will be relevant in carrying out its functions, duties and responsibilities.

      The Company shall provide for appropriate funding as determined by the Committee, in its capacity as a formal committee of the Board, for payment of:

(1)	compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

(2)	compensation of any counsel, experts or advisors retained by the Committee; and

(3)	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its functions, duties and responsibilities.